Exhibit (d)(1)

AGREEMENT AND PLAN OF MERGER

by and among

CAUCUSCOM VENTURES L.P.,

CAUCUSCOM MERGERCO CORP.

and

METROMEDIA INTERNATIONAL GROUP, INC.

Dated as of July 17, 2007

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Section 7.11	Amendments; Waivers	53
Section 7.12	Headings; Exhibits; Disclosure Letters	53
Section 7.13	Interpretation	53
Section 7.14	Specific Performance	54
Section 7.15	No Recourse	54
Section 7.16	Definitions	54

ANNEXES

Annex I – Tender Offer Conditions

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AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of July 17, 2007 (this “Agreement”), by and among CaucusCom Ventures L.P., a British Virgin Islands limited partnership (“Parent”), CaucusCom Mergerco Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Metromedia International Group, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H :

          WHEREAS, on the terms and subject to the conditions set forth herein, Merger Sub has agreed to commence a cash tender offer (such tender offer, as it may be amended and supplemented from time to time as permitted by this Agreement, the “Offer”) to purchase any and all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Common Shares”), at a price of $1.80 per Common Share, net to the seller in cash (such price, or any higher price as may be paid for Common Shares in the Offer in accordance with this Agreement, the “Common Per Share Amount”);

          WHEREAS, following consummation of the Offer and, as applicable, the Top-up Option (as defined below) or the Company Stockholder Approval (as defined below), Merger Sub shall merge with and into the Company (the “Merger”), with the Company as the Surviving Corporation (as defined below), and (i) each Common Share that is issued and outstanding immediately prior to the Effective Time (as defined below) (other than (x) any Common Shares owned directly or indirectly by Parent, Merger Sub or the Company, which will be canceled with no consideration issued in exchange therefor and (y) any Common Shares held by holders who comply with the provisions of the DGCL regarding the right of stockholders to dissent from the Merger and require appraisal of their shares) will be canceled and converted into the right to receive cash in an amount equal to the Common Per Share Amount, without interest, and (ii) each share of 7.25% cumulative convertible preferred stock of the Company, par value $1.00 per share (collectively, the “Preferred Shares” and, together with the Common Shares, the “Shares”), that is issued and outstanding immediately prior to the Effective Time will remain outstanding as a Surviving Corporation Preferred Share (as defined below) (other than Preferred Shares held by holders who comply with the provisions of the DGCL regarding the right of stockholders to dissent from the Merger and require appraisal of their Preferred Shares), all upon the terms and conditions set forth herein;

          WHEREAS, the parties intend that the Company shall survive the Merger as a subsidiary of Parent;

          WHEREAS, the board of directors of the Company (the “Board of Directors”) has (i) determined that it is advisable for the Company to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement, and (iii) determined to recommend that the holders of Common Shares accept the Offer and tender their Common Shares to Merger Sub and, to the extent applicable, adopt this Agreement;

          WHEREAS, the board of directors of each of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into the transactions contemplated hereby;

          WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and certain stockholders of the Company are entering into certain Tender and Support Agreements, each dated as of the date hereof, in connection with the Offer, the Merger and the other transactions contemplated hereby; and

          WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I
THE TENDER OFFER AND THE MERGER

          Section 1.1 The Offer.

          (a) Provided that this Agreement shall not have been terminated in accordance with Section 6.1, as promptly as practicable, and in any event within five (5) Business Days, following the execution of this Agreement (or such other later date as the parties may mutually agree in writing), (i) Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under Exchange Act) the Offer to purchase all issued and outstanding Common Shares at the Common Per Share Amount. The Common Per Share Amount shall be net to the seller in cash, subject to reduction only for any applicable taxes. Subject to Section 1.1(b), the obligations of Merger Sub to accept for payment and pay for any Common Shares tendered pursuant to the Offer shall be subject to only those conditions set forth in Annex I (the “Tender Offer Conditions”). The Company agrees that no Common Shares held by the Company or any of its Subsidiaries (other than any Common Shares held on behalf of third parties) will be tendered pursuant to the Offer.

          (b) Parent on behalf of itself and Merger Sub expressly reserves the right from time to time, subject to Sections 1.1(c) and (d), to waive any Tender Offer Condition or increase the Common Per Share Amount; provided, however, that without the prior written consent of the Company, Merger Sub shall not, and Parent shall cause Merger Sub not to, (i) decrease the Common Per Share Amount or change the form of consideration payable in the Offer, (ii) decrease the number of Common Shares sought to be purchased in the Offer, (iii) amend or waive satisfaction of the Minimum Condition (as defined in Annex I, the “Original Minimum Condition”), except that Merger Sub may on a single occasion decrease the Minimum Condition to a level not less than (x) 56,182,474 Common Shares plus (y) 50% of the total number of Common Shares, if any, issued or issuable (solely in the case of Common Shares issuable, such Common Shares issuable but not yet issued in response to any notice, duly and validly given

(and not subsequently withdrawn) by a holder to the Company on or prior to the Expiration Date, of election to exercise a Company Stock Option or Warrant or to convert Preferred Shares) after the date of this Agreement and prior to the Expiration Date (the “Lowered Minimum Condition”); (iv) impose additional conditions to the Offer or (v) make any change in the Offer that would require an extension or delay of the then current Expiration Date (other than an increase in the Common Per Share Amount or a one-time decrease in the Original Minimum Condition to an amount not less than the Lowered Minimum Condition).

          (c) On the date of commencement of the Offer, but after affording the Company reasonable opportunity to review and comment thereon, Parent and Merger Sub shall file or cause to be filed with the SEC, with respect to the Offer, a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) that shall contain the Offer, together with a related letter of transmittal, summary advertisement and other ancillary documents and instruments pursuant to which the Offer will be made (collectively, together with any supplements or amendments thereto, and all deliveries, mailings and telephonic notices required by Rule 14d-3 under the Exchange Act, the “Offer Documents”) that will comply in all material respects with the provisions of all applicable Federal and other securities laws. Parent and Merger Sub further agree to disseminate the Offer Documents to holders of Common Shares as and to the extent required by applicable Federal and other securities laws. Parent, Merger Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents, if and to the extent that it shall have become false or misleading in any material respect, and Parent and Merger Sub shall, and Parent further agrees to cause Merger Sub to, take all steps necessary to cause the Schedule TO, as so corrected or supplemented, to be filed with the SEC, and to cause the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Common Shares as and to the extent required by applicable Federal and other securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on any Offer Documents (including each amendment or supplement thereto) before they are filed with the SEC. Parent and Merger Sub shall, and Parent agrees to cause Merger Sub to, provide the Company with (in writing, if written), and to consult with the Company regarding, any comments (written or oral) that may be received by Parent, Merger Sub or their counsel from the SEC or its staff with respect to the Offer Documents as promptly as practicable after receipt thereof. The Company and its counsel shall be given a reasonable opportunity to review and comment on any such written and oral comments and proposed responses.

          (d) The Offer shall provide for an initial expiration date on the 20th Business Day following (and including the day of) the commencement of the Offer (such date, or such subsequent date to which the expiration of the Offer is extended pursuant to and in accordance with the terms of this Agreement, the “Expiration Date”). Parent and Merger Sub shall not, and Parent agrees that it shall cause Merger Sub not to, terminate or withdraw the Offer other than in connection with the effective termination of this Agreement in accordance with Section 6.1 hereof. So long as this Agreement has not been terminated pursuant to Section 6.1, if at any scheduled Expiration Date, any of the Tender Offer Conditions (including the Original Minimum Condition or the Lowered Minimum Condition, as applicable) shall not have been satisfied or waived, (i) Parent shall, and shall cause Merger Sub to, extend the Offer at any time and from time to time, at the request of the Company, until such time as such Tender Offer Conditions are satisfied or waived, this Agreement is terminated pursuant to Section 6.1 or it becomes reasonably apparent that such Tender Offer Conditions are not reasonably capable of being satisfied by the End Date; provided, however, that any extension shall be in increments of not more than five (5) Business Days; and provided, further, that in no event shall such extensions exceed an aggregate of twenty (20) Business Days beyond the original Expiration Date without the prior written consent of Parent, and (ii) Parent and Merger Sub may, without the consent of the Company, further extend the Offer beyond the applicable Expiration Date until such time as such Tender Offer Conditions are satisfied or waived, in increments of not more than five (5) Business Days, provided that such extensions shall not in the aggregate exceed sixty-five (65) Business Days (less the aggregate period of any extensions pursuant to clause (i) of this sentence) without the prior written consent of the Company. Notwithstanding the foregoing, except as expressly provided in Section 1.1(b) above, Parent shall not, and shall cause Merger Sub not to, extend the Offer if all of the Tender Offer Conditions have been satisfied or waived and it is permitted under applicable Law to accept for payment and pay for Common Shares tendered in the Offer and not validly withdrawn; provided, however, that if (i) Parent or Merger Sub decreases the Original Minimum Condition to an amount not less than the Lowered Minimum Condition in accordance with clause (iii) of Section 1.1(b), (ii) following such change to the Minimum Condition, all of the Tender Offer Conditions are satisfied or waived and (iii) all Common Shares tendered in the Offer and not validly withdrawn have been accepted for payment by Merger Sub and the total number of Common Shares thereby acquired by Merger Sub is less than the Original Minimum Condition, then Parent shall, and shall cause Merger Sub to, extend the Offer for an aggregate period of not less than ten (10) or more than twenty (20) Business Days as a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with Section 6.1, (x) Parent shall, and shall cause Merger Sub to, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer and (y) the offering period of the Offer shall be tolled for and during any period that a Governmental Entity of competent jurisdiction shall have enacted, issued or entered any temporary restraining order or preliminary injunction or similar order or legal restraint or prohibition that remains in effect and that enjoins or otherwise prohibits consummation of the Offer, and the offering period of the Offer shall be extended by a number of days equal to the number of days that any such temporary restraining order or preliminary injunction or similar order or legal restraint or prohibition remains in effect. Nothing contained in this Section 1.1(d) shall affect any termination rights in Article VI.

          (e) Subject solely to the satisfaction or waiver by Parent and Merger Sub of the Tender Offer Conditions in accordance with Section 1.1(b), as soon as practicable after the applicable Expiration Date, (i) Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and pay for all Common Shares validly tendered and not withdrawn pursuant to the Offer (the date of such acceptance for payment, the “Acceptance Date”). Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Common Shares that Merger Sub becomes obligated to purchase pursuant to the Offer.

          Section 1.2 Company Action.

          (a) The Board of Directors, at a duly called and held meeting, has adopted resolutions: (i) determining that the terms of the Offer, the Merger and the other transactions contemplated by this Agreement are fair and declaring it advisable to enter into this Agreement;

(ii) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger; (iii) approving the Recommendation; (iv) rendering the limitations on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement, the Offer, the Merger and the other transactions contemplated hereby; and (v) electing that the Offer and the Merger, to the extent of the Board of Directors’ power and authority and to the extent permitted by applicable Law, not be subject to any Takeover Laws that may purport to be applicable to this Agreement.

          (b) As promptly as practicable following the filing of the Schedule TO with the SEC pursuant to Section 1.1(c), the Company shall file with the SEC, with respect to the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, a “Schedule 14D-9”) that will comply in all material respects with the provisions of all applicable Federal securities laws. The Company agrees to use its commercially reasonable efforts to disseminate the Schedule 14D-9 to the stockholders of the Company reasonably promptly after the commencement of the Offer as required by Rule 14d-9 promulgated under the Exchange Act. To the extent practicable, the Company shall cooperate with Parent and Merger Sub in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the holders of Common Shares. Subject to any Change of Recommendation in accordance with this Agreement, the Schedule 14D-9 relating to the Offer shall contain the Recommendation. The Company agrees to (i) reasonably promptly correct the Schedule 14D-9, if and to the extent that it may become false or misleading in any material respect (and each of Parent and Merger Sub, with respect to written information supplied by it specifically for use in the Schedule 14D-9, shall promptly notify the Company of any required corrections of such information and shall cooperate with the Company with respect to correcting such information), (ii) supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (iii) use commercially reasonable efforts to cause the Schedule 14D-9, as so corrected or supplemented, to be filed with the SEC and disseminated to the Company’s stockholders to the extent required by applicable Federal securities laws. Parent and Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 (and any corrections or supplements thereto) before it is filed with the SEC. The Company shall provide Parent and Merger Sub (in writing, if written), and consult with Parent and Merger Sub regarding, any comments (written or oral) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 (and any corrections or supplements thereto) as promptly as practicable after receipt of such comments. Parent and Merger Sub and their counsel shall be given a reasonable opportunity to review any such written and oral comments and proposed responses.

          (c) In connection with the Offer, the Company shall, reasonably promptly following execution of this Agreement, furnish Parent with (i) mailing labels containing the names and addresses of all record holders of Common Shares, non-objecting beneficial owners list and security position listings of Common Shares held in stock depositories, each as of the most recent practicable date, and (ii) such additional available information, including updated lists of stockholders, mailing labels, security position listings and computer files, and such other information and assistance as Merger Sub or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Common Shares. Subject to the requirements of applicable Laws, and except for such steps as are necessary to disseminate the

Offer Documents and any other documents necessary to consummate the Merger, Parent, Merger Sub and their affiliates, associates, agents and advisors, shall keep such information confidential and use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, should the Offer terminate or if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

          Section 1.3 Directors.

          (a) Promptly upon the payment by Merger Sub for all Common Shares tendered pursuant to the Offer that represent at least a majority of the Common Shares outstanding, and from time to time thereafter as Common Shares are acquired by Merger Sub, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, Parent shall be entitled to designate for election or appointment to the Board of Directors such number of directors, rounded up to the next whole number, as will give Parent representation on the Board of Directors equal to at least that number of directors that equals the product of (x) the total authorized number of directors of the Company (giving effect to the directors appointed or elected pursuant to this sentence and including (I) current directors serving as officers of the Company and (II) the directors, if any, that the holders of the Preferred Shares, voting separately as a class, are entitled to elect pursuant to Section 6.1 of the Certificate of Designation) multiplied by (y) the percentage that the aggregate number of Common Shares beneficially owned by Parent or any affiliate of Parent (including, for purposes of this Section 1.3, any Common Shares that are accepted for payment pursuant to the Offer, but excluding any Common Shares held by the Company or any of its Subsidiaries) bears to the number of Common Shares outstanding; provided, however, that, in the event that Parent’s designees are elected or appointed to the Board of Directors, (A) the Board of Directors shall continue to include any directors that the holders of the Preferred Shares are entitled to elect pursuant to Section 6.1 of the Certificate of Designation and (B) until the Effective Time (as defined in Section 1.7), the Board of Directors shall have at least two directors (in addition to any directors entitled to be elected pursuant to Section 6.1 of the Certificate of Designation, as provided in clause (A) above) who are directors of the Company on the date hereof and who are neither officers of the Company nor designees, stockholders, affiliates or associates (within the meaning of the Federal securities laws) of Parent (each such director, an “Independent Director” and, collectively, the “Independent Directors”); and provided, further, that, (i) if there are in office fewer than two Independent Directors, the Board of Directors will take all action necessary to cause an individual designated by the remaining Independent Director, which individual shall be neither an officer of the Company nor a designee, stockholder, affiliate or associate of Parent, to fill such vacancy, and such individual shall be deemed to be an Independent Director for purposes of this Agreement, or (ii) if no Independent Directors remain in office, the other directors shall designate two individuals, each of whom shall be neither an officer of the Company nor a designee, stockholder, affiliate or associate of Parent, to fill the vacancies, and each such individual shall be deemed to be an Independent Director for purposes of this Agreement. At each such time, the Company shall also, subject to any limitations imposed by applicable Law, cause (A) each committee of the Board of Directors, (B) if requested by Parent, the board of directors of each of the Company’s Subsidiaries and (C) if requested by Parent, each committee of the board of directors of each of the Company’s Subsidiaries, to include individuals designated by Parent and constituting the same percentage of each such committee or board as Parent’s designees constitute of the Board of Directors; provided, however, that until the

Effective Time each committee of the Board of Directors shall have one member who is an Independent Director; and provided, further, that the relevant percentage of Parent designees to any Subsidiary board of directors shall be with respect to the number of directors that the Company may appoint to such Subsidiary’s board of directors.

          (b) The Company shall, upon request by Parent, subject to the Company’s Certificate of Incorporation, increase the size of the Board of Directors or exercise its commercially reasonable efforts to secure the resignations of such number of directors as is necessary to enable Parent’s designees to be elected or appointed to the Board of Directors in accordance with this Section 1.3, and shall cause Parent’s designees to be so elected or appointed. Subject to applicable Law, the Company shall take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1, if Parent has not complied with its obligation to supply the Company the information required by Section 14(f) and Rule 14-f-1 at least two (2) Business Days in advance of the date the Schedule 14D-9 is to be filed with the SEC) such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. Parent shall promptly supply to the Company any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

          (c) Following the election or appointment of Parent’s designees pursuant to this Section 1.3 and prior to the Effective Time, (i) any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub hereunder, the waiver of any of the Company’s rights hereunder, or the taking of any other action by the Company in connection with this Agreement or the transactions contemplated hereby required to be taken by the Company’s Board of Directors or any committee thereof will require the concurrence of all of the Independent Directors then in office if such amendment, termination, extension or waiver would or could reasonably be expected to have an adverse effect on the stockholders of the Company (other than Parent, Merger Sub and their affiliates), and (ii) the directors of the Company who are not Parent designees shall have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the reasonable expense of the Company as determined appropriate by these directors in connection with the exercise of their duties as directors and shall have the authority to institute any action on behalf of the Company to enforce the performance of this Agreement.

          Section 1.4 Top-Up Option.

          (a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”) to purchase, at a price per share equal to the Common Per Share Amount, a number of Common Shares (the “Top-Up Option Shares”) that, when added to the number of Common Shares owned by Parent or Merger Sub or any wholly-owned Subsidiary of Parent or Merger Sub at the time of exercise of the Top-Up Option, constitutes one Common Share more than 90% of the number of Common Shares that will be issued and outstanding immediately after the issuance of the Top-Up Option Shares. The Top-Up Option shall be exercised by Merger Sub, in whole or in part, at any time on or after the Expiration Date and on or prior to the fifth Business Day after the later of (x) the Expiration Date or (y) the expiration of any subsequent offering period (the date on which the Top-Up Option is exercised, the “Top-Up Option Exercise Date”); provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (i) neither any provision of any applicable Law nor any judgment, injunction, order or decree of any Governmental Entity shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (ii) the issuance of Top-Up Option Shares pursuant to the Top-Up Option would not require approval of the Company’s stockholders under applicable Law, (iii) upon exercise of the Top-Up Option, the number of Common Shares owned by Parent or Merger Sub or any wholly-owned Subsidiary of Parent or Merger Sub will constitute one Common Share more than 90% of the number of Common Shares that will be issued and outstanding immediately after the issuance of the Top-Up Option Shares, (iv) Merger Sub has accepted for payment and paid for all Common Shares validly tendered in the Offer and not withdrawn and (v) this Agreement has not been terminated in accordance with Section 6.1; and provided, further, that the aggregate number of Top-Up Option Shares may not exceed the aggregate number of authorized but unissued Common Shares as of the Top-Up Option Exercise Date. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is effected consistent with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act.

          (b) Upon the exercise of the Top-Up Option in accordance with Section 1.4(a), Merger Sub shall give the Company a written notice of such exercise, which notice shall set forth (i) the number of Common Shares that are expected to be owned by Parent, Merger Sub or any wholly-owned Subsidiary of Parent or Merger Sub immediately preceding the purchase of the Top-Up Option Shares and (ii) a place and time for the closing of the purchase of the Top-Up Option Shares. The Company shall, as soon as practicable following receipt of such notice, notify Parent and Merger Sub of the number of Common Shares then issued and outstanding and the number of Top-Up Option Shares to be purchased in connection with such exercise. At the closing of the purchase of the Top-Up Option Shares, Merger Sub shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares, and the Company shall cause to be issued to Parent or Merger Sub a certificate representing the Top-Up Option Shares. The purchase price for the Top-Up Option Shares attributable to the par value of each of the Top-Up Option Shares shall be payable by Merger Sub to the Company in cash by wire transfer of immediately available funds to an account designated by the Company, and the balance of the aggregate purchase price payable for the Top-Up Option Shares may be paid by Merger Sub, at its option, either in cash by wire transfer of immediately available funds to an account designated by the Company or by executing and delivering to the Company a promissory note having a principal amount equal to the balance of the aggregate purchase price of the Top-Up Shares and bearing interest at the rate of interest per annum equal to the Interest Rate. Any such promissory note shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty, provided that it is understood that such promissory note shall be canceled upon the Closing (as defined below). Merger Sub hereby represents and warrants to the Company that it will not offer to sell or otherwise dispose of any Top-Up Option Shares acquired by it pursuant to this Top-Up Option in violation of the Securities Act or prior to consummation of the Merger.

          Section 1.5 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Merger Sub will cease, and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and a subsidiary of Parent with all of its rights, privileges, immunities, powers and franchises.

          Section 1.6 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022 at 10:00 a.m., local time, on a date that shall be the third Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing (the date on which the Closing occurs being hereinafter referred to as the “Closing Date”).

          Section 1.7 Effective Time. Subject to the provisions of this Agreement, at the Closing and as soon as practicable following the satisfaction or wavier of the conditions set forth in Article V, the Company and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed and acknowledged and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL (or, in the event a Short-Form Merger is effected pursuant to Section 1.12, in accordance with Section 253 of the DGCL) and the Company and Merger Sub shall make all other filings or recordings and take all such other action required with respect to the Merger under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly accepted for record with the Secretary of State of the State of Delaware, or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”), it being understood that the parties shall cause the Effective Time to occur concurrently with or as soon as practicable after the Closing.

          Section 1.8 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

          Section 1.9 Certificate of Incorporation and Bylaws of the Surviving Corporation. Subject to Section 4.9, at the Effective Time, (i) the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be Metromedia International Group, Inc. and the provision in the certificate of incorporation of Merger Sub naming its incorporator shall be omitted), provided that the Certificate of Designation shall continue to apply to the Surviving Corporation and shall form part of the certificate of incorporation of the Surviving Corporation, and (ii) the bylaws of the Company as in effect immediately prior to the Effective Time shall constitute the bylaws of the Surviving Corporation, in each case, until thereafter amended in accordance with applicable Law.

          Section 1.10 Directors. Subject to applicable Law, the directors of Merger Sub as of the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal, in accordance with the Surviving Corporation’s certificate of incorporation and by-laws; provided, however, that the initial directors of the Surviving Corporation shall include any directors that the holders of the Preferred Shares are entitled to elect pursuant to Section 6.1 of the Certificate of Designation.

          Section 1.11 Officers. The officers of the Company as of the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

          Section 1.12 Merger Without Meeting of Stockholders. Notwithstanding anything in this Agreement to the contrary, if, following the Acceptance Date, any subsequent offering period and the closing of the purchase of the Top-Up Option Shares, as applicable, Parent or any direct or indirect Subsidiary of Parent shall own at least 90% of the outstanding Common Shares, the parties hereto shall, subject to the satisfaction or waiver of the conditions set forth in Article V, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable thereafter, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL (such Merger, a “Short-Form Merger”).

          Section 1.13 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

          (a) Conversion of Common Shares. Each Common Share outstanding immediately prior to the Effective Time, other than (x) Common Shares to be canceled pursuant to Section 1.13(b) and (y) any Dissenting Shares, shall be converted automatically into, and shall thereafter represent, the right to receive in cash an amount equal to the Common Per Share Amount (such amount, the “Merger Consideration”). All Common Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 1.13(a) shall be automatically canceled and shall cease to exist, and the holders of certificates that immediately prior to the Effective Time represented such Common Shares shall cease to have any rights with respect to such Common Shares, other than the right to receive (i) the Merger Consideration and (ii) any then unpaid dividend or other distribution with respect to any such Common Shares that have a record date prior to the Effective Time.

          (b) Parent and Merger Sub-Owned Common Shares. Each Common Share that is, immediately prior to the Effective Time, (i) owned, directly or indirectly, by Parent or Merger Sub or (ii) held by the Company (in each case, other than any such Common Shares held on behalf of third parties) (such Common Shares, the “Canceled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and shall cease to exist, and no consideration shall be payable to the holder thereof in exchange for such cancellation and retirement.

          (c) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock,

par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shares of common stock of the Surviving Corporation shall have the same rights, powers and privileges as the shares of common stock of Merger Sub so converted and shall constitute the only shares of common stock of the Surviving Corporation outstanding immediately following the Effective Time. From and after the Effective Time, all certificates representing shares of common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which such shares of common stock of Merger Sub were converted in accordance with the immediately preceding sentence.

          (d) Dissenters’ Rights. Any provision of this Agreement to the contrary notwithstanding, all Common Shares and Preferred Shares that are issued and outstanding immediately prior to the Effective Time (other than Canceled Shares) and that are held by holders who have demanded and perfected their right to dissent from the Merger and to be paid the fair value of such Common Shares or Preferred Shares, as the case may be, in accordance with the DGCL and, as of the Effective Time, have not effectively withdrawn or lost such dissenters’ rights (such Common Shares or Preferred Shares, as the case may be, the “Dissenting Shares”) shall, in the case of Common Shares, not be converted into or represent the right to receive the Merger Consideration, and in the case of the Preferred Shares, not continue to be outstanding as Surviving Corporation Preferred Shares, but in each case instead holders of such Dissenting Shares shall be entitled only to such rights as are granted by the DGCL; provided, however, that if any holder of Common Shares or Preferred Shares who demands dissenters’ rights under the DGCL with respect to such holder’s Common Shares or Preferred Shares effectively withdraws or loses such rights (whether through failure to perfect or otherwise) in accordance with the DGCL, then, as of the Effective Time or the occurrence of such event, whichever occurs later, such holder’s Common Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.13(a), without interest thereon, upon surrender of the certificate or certificates formerly representing such Common Shares, and such holder’s Preferred Shares shall automatically continue to be outstanding as Surviving Corporation Preferred Shares, with the rights and preferences set forth in the Certificate of Designation (including with respect to all unpaid accumulated and accrued dividends on such Preferred Shares). The Company shall give Parent (i) prompt written notice of any notice of intent to demand appraisal of any Shares received by the Company, withdrawals of such notices or demands, and any other instruments relating to stockholders’ rights of appraisal that are served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of any Shares or settle, or offer to agree to settle, any such demands.

          (e) Adjustments. If, at any time during the period between the date of this Agreement and the Effective Time, any change in the Common Shares shall occur as a result of (i) any reclassification, recapitalization, stock split (including a reverse stock split), subdivision, combination, exchange or readjustment of the Common Shares, (ii) any stock dividend or stock distribution with respect to the Common Shares with a record date during such period, or (iii) any merger, consolidation or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change (it being understood that nothing herein shall be construed to permit the Company to take any action with respect to the Common Shares or any other securities of the Company that is prohibited by the terms of this Agreement).

          Section 1.14 Exchange of Certificates.

          (a) Paying Agent. Prior to the Effective Time, Parent shall designate a U.S. bank or trust company reasonably acceptable to the Company to act, pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company, as a paying agent in connection with the Merger (the “Paying Agent”), to receive in trust for the benefit of holders of Common Shares the aggregate Merger Consideration to which holders of Common Shares shall become entitled pursuant to Section 1.13(a). On or before the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent a cash amount in U.S. dollars (such cash amount, the “Exchange Fund”) sufficient to pay the aggregate Merger Consideration for all of the Common Shares outstanding immediately prior to the Effective Time (other than Canceled Shares and Dissenting Shares). The Paying Agent shall pay the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

          (b) Payment Procedures.

          (i) As soon as reasonably practicable after the Effective Time, and in any event not later than the third Business Day following the Closing Date, Parent and the Surviving Corporation shall cause to be mailed to each holder of record, as of the Effective Time, of a certificate or certificates that immediately prior to the Effective Time represented outstanding Common Shares (the “Certificates”) or non-certificated outstanding Common Shares represented by book-entry (“Book-Entry Shares”), (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration. The form of the letter of transmittal and instructions shall be reasonably agreed upon by Parent and the Company.

          (ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Paying Agent shall promptly distribute to such holder, a check in an amount equal to the product of (x) the number of Common Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares and (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Common Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

          (iii) Notwithstanding any other provision in this Agreement, Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement (whether pursuant to the Offer, the Merger or otherwise) to any holder of Shares such amounts as are required to be withheld or deducted under the Code or any provision of any applicable Law relating to Taxes with respect to the making of such payment. To the extent that any amounts are so withheld or deducted, such withheld or deducted amounts shall be paid over to the applicable Governmental Entity in accordance with applicable Law and treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

          (c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be canceled and exchanged for a check in the proper amount pursuant to this Section 1.14.

          (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Common Shares on the first anniversary of the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Common Shares who have not surrendered their Common Shares in accordance with this Section 1.14 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without interest thereon, upon due surrender of their Common Shares.

          (e) No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Common Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent (so long as such directions do not impair the rights of the holders of Common Shares or the ability of the Paying Agent to make timely payments as required hereby); provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government; provided that no such investment or losses thereon shall affect the Merger Consideration or other amounts payable pursuant to this Article I, and that Parent shall promptly provide, or shall cause the Surviving Corporation to provide, additional funds to the Paying Agent in the amount of any shortfall in funds payable pursuant to this Article I. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 1.14(d).

          (g) Lost, Stolen or Destroyed Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in an amount equal to the number of Common Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

          Section 1.15 Preferred Shares; Stock Options; Warrants; Restricted Stock.

          (a) Each Preferred Share that is not a Dissenting Share and is issued and outstanding immediately prior to the Effective Time shall remain outstanding immediately following the Effective Time and shall automatically become one (1) share of 7.25% cumulative convertible preferred stock of the Surviving Corporation, having the rights and preferences set forth in the Certificate of Designation (including with respect to all unpaid accumulated and accrued dividends on such Preferred Shares) (a “Surviving Corporation Preferred Share”).

          (b) Each option to purchase Common Shares (collectively, the “Company Stock Options”) granted under the Company Stock Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall at the Effective Time be canceled, and the holder of such Company Stock Option shall, in full settlement of such Company Stock Option, receive from the Surviving Corporation an amount (subject to any applicable withholding Tax) in cash (such aggregate cash amount, the “Option Consideration”) equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option multiplied by (y) the total number of Common Shares subject to such Company Stock Option. If the exercise price per share of any Company Stock Option outstanding immediately prior to the Effective Time equals or exceeds the Merger Consideration, then such Company Stock Option shall be canceled at the Effective Time and shall be of no further force and effect, and no consideration shall be payable in respect to such Company Stock Option. The Surviving Corporation shall make the payments in respect of the Option Consideration as promptly as practicable following the cancellation of the Company Stock Options as contemplated by this Section 1.15(b) by checks payable to the holders of such Company Stock Options. Upon written notice from the Surviving Corporation, Parent shall cause Merger Sub to pay to the Surviving Corporation an amount in cash sufficient to fund the Surviving Corporation’s payment obligation under this Section 1.15(b) as such amounts are paid (such amount to be set forth in such written notice).

          (c) Each Warrant outstanding immediately prior to the Effective Time, whether vested or unvested, shall at the Effective Time be canceled, and the holder of such Warrant shall, in full settlement of such Warrant, receive from the Surviving Corporation an amount (subject to any applicable withholding Tax) in cash (such aggregate cash amount, the “Warrant Consideration”) equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per share of such Warrant multiplied by (y) the total number of Common Shares subject to such Warrant. If the exercise price per share of any Warrant outstanding immediately prior to the Effective Time equals or exceeds the Merger Consideration, then such Warrant shall be canceled at the Effective Time and shall be of no further force and effect, and no consideration shall be payable in respect to such Warrant. The Surviving Corporation shall make the payments in respect of the Warrant Consideration, if any, as promptly as practicable following the cancellation of the Warrants as contemplated by this Section 1.15(c) by checks payable to the holders of such Warrants. Upon written notice from the Surviving Corporation, Parent shall cause Merger Sub to pay to the Surviving Corporation an amount in cash sufficient to fund the Surviving Corporation’s payment obligation under this Section 1.15(c), if any, as such amounts are paid (such amount to be set forth in such written notice).

          (d) In connection with the Merger, as of immediately prior to the Effective Time, any restrictions with respect to outstanding restricted Common Shares shall terminate or lapse. Upon the termination or lapse of such restrictions, such Common Shares shall be outstanding Common Shares and shall be converted into the right to receive the Merger Consideration in accordance with Section 1.13(a) of this Agreement.

          (e) At or prior to the Effective Time, the Company shall take or cause to be taken all action as may reasonably be required to effectuate the provisions of this Section 1.15.

          Section 1.16 Further Actions. If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or to otherwise carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as (a) specifically disclosed in the Company SEC Documents filed with the SEC prior to the date hereof (excluding any disclosures set forth in any risk factor disclosure contained in any such Company SEC Document under the heading “Risks Associated with the Company” or forward looking statements contained therein) or (b) otherwise disclosed in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter), the Company hereby represents and warrants to Parent and Merger Sub as follows:

          Section 2.1 Organization, Qualification, etc.

          (a) Each of the Company and its Subsidiaries is a corporation or other form of legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, validly existing or in good standing, or to have such power or authority, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          (b) The Company has made available to Parent accurate and complete copies of the Certificate of Incorporation and Bylaws of the Company and the organizational documents of each of its Subsidiaries, in each case, as currently in effect. Except for any minutes that the Company reasonably believes (i) are protected by the attorney-client privilege or (ii) relate to the sale of the Company and/or certain assets or securities of the Company, the Company has made available to Parent correct and complete copies of the minutes of all meetings of the stockholders, the Board of Directors and each committee thereof, in each case, held since January 1, 2005.

          Section 2.2 Capitalization.

          (a) The authorized capital stock of the Company consists of 400,000,000 Common Shares and 70,000,000 shares of preferred stock, par value $1.00 per share. As of the close of business on June 13, 2007, there were (i) 103,254,947 Common Shares issued and outstanding, with no Common Shares issued and held by the Company in its treasury, (ii) 4,140,000 Preferred Shares issued and outstanding, (iii) issued and outstanding Company Stock Options, granted under the Company Stock Plans, to purchase an aggregate of 240,000 Common Shares, with a weighted average exercise price of $2.73 per share, of which Company Stock Options to purchase in the aggregate 70,000 Common Shares have an exercise price of less than $1.80 per share, (iv) issued and outstanding warrants (the “Warrants”) to purchase an aggregate of 700,000 Common Shares, none of which have an exercise price of less than $1.80 per share, and (v) 9,110,000 restricted Common Shares granted to the Company’s Chief Executive Officer on May 25, 2007 pursuant to the 2007 Stock Incentive Plan (which restricted Common Shares are included in the number of issued and outstanding Common Shares described under clause (i) above). All of the issued and outstanding Shares are, and all Common Shares that may be issued pursuant to the exercise of any outstanding Company Stock Options or Warrants or the conversion of any Preferred Shares, when issued upon the terms and subject to the conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable, and none of the outstanding securities of the Company were issued in violation of any Federal or state securities Laws or any preemptive rights, purchase options, call rights, rights of first refusal or any similar rights.

           (b) As of the date hereof, there are no outstanding subscriptions, options, warrants, calls, agreements, arrangements or commitments of any nature to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, (i) relating to (A) any issued or unissued Shares or other equity interests of the Company or any Subsidiary of the Company, (B) any securities convertible into or exchangeable for Shares or such other equity interests or (C) any stock appreciation rights, phantom equity or similar rights or (ii) obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any

Shares or other equity interests of the Company or any Subsidiary of the Company, any securities convertible into or exchangeable for Shares or such other equity interests or any stock appreciation rights, phantom equity or similar rights, (B) grant, extend or enter into any such subscription, option, warrant, call, agreement, arrangement or commitment or (C) redeem, repurchase or otherwise acquire any Shares or other equity interests of the Company or any Subsidiary of the Company.

          (c) Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other debt securities or other indebtedness, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) together with the stockholders of the Company on any matter.

          (d) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, relating to the Company capital stock or any other equity interests of the Company or any of its Subsidiaries.

          Section 2.3 Subsidiaries. Section 2.3 of the Company Disclosure Letter sets forth a complete and correct list of each “significant subsidiary” of the Company, as such term is defined in Regulation S-X promulgated by the SEC (each, a “Significant Subsidiary”). Section 2.3 of the Company Disclosure Letter also sets forth the jurisdiction of organization and percentage of outstanding equity interests of each Significant Subsidiary owned by the Company and each of its Subsidiaries. All equity interests of the Significant Subsidiaries held by the Company or any of its Subsidiaries have been duly and validly authorized and are validly issued, fully paid and non-assessable. None of such equity interests were issued in violation of any Federal or state securities Laws or any preemptive rights, purchase options, call rights, rights of first refusal or any similar rights. All such equity interests owned by the Company or any of its Subsidiaries are free and clear of any Liens, other than restrictions imposed by applicable Law. Except for equity interests held in other Subsidiaries, neither the Company nor any of its Subsidiaries owns any shares of capital stock or other equity interests (including any securities exercisable or exchangeable for or convertible into capital stock or other voting or equity interests in) of any other Person.

          Section 2.4 Authorization; No Conflicts.

          (a) The Company has requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The Board of Directors, at a duly called and held meeting, has adopted resolutions (i) determining that the terms of the Offer, the Merger and the other transactions contemplated by this Agreement are fair and declaring it advisable to enter into this Agreement, (ii) approving the execution, delivery and performance of this Agreement and, subject to the terms and conditions set forth herein, the consummation of the Offer, the Merger and the other transactions contemplated hereby, (iii) subject to the terms and conditions set forth herein, recommending that the stockholders of the Company accept the Offer and tender their Common Shares in the Offer and, if necessary, adopt this Agreement, the Merger and the other transactions contemplated hereby (the “Recommendation”); (iv) rendering the limitations on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement, the Offer, the Merger and the other transactions contemplated hereby and

(v) electing that the Offer, the Merger and the other transactions contemplated hereby, to the extent of the Board of Directors’ power and authority and to the extent permitted by applicable Law, not be subject to any Takeover Laws that may purport to be applicable to this Agreement. Other than the Company Stockholder Approval, if applicable, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (b) The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder do not and will not require any Consents other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (ii) Consents of the SEC or under state securities or “blue sky” laws or the securities laws of any foreign country, and such Consents as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization and (iii) any other Consents that, if they were not obtained or made, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect or to prevent or materially delay the consummation of the Offer, the Merger and the other transactions contemplated hereby.

          (c) Assuming compliance with the matters referenced in Section 2.4(b), the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries; provided, however, that no representation or warranty is made in the foregoing clauses (ii) and (iii) with respect to matters that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          Section 2.5 Company SEC Documents; Financial Statements; Indebtedness.

          (a) The Company has made available to Parent (by public filing with the SEC or otherwise) each form, document, statement and report filed by the Company with the SEC since

December 14, 2006, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed on such date, and any amendments to any such documents (collectively, the “Company SEC Documents”). Except for the Restatement and Related Matters, the Company SEC Documents, as finally amended and publicly available and except to the extent that statements in the Company SEC Documents have been modified or superseded by later Company SEC Documents filed and publicly available prior to the date hereof, (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, in each case as in effect at the time of its filing and (ii) did not contain any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The Company is not required to file any forms, reports, schedules, statements or other documents with any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports, schedules, statements or other documents with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service.

          (c) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (after giving effect to any amendments or supplements thereto filed prior to the date of this Agreement) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and any other adjustments described therein, including the notes thereto) and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of the unaudited statements, as permitted by the SEC).

          (d) Each of Magticom’s financial statements (including all related notes and schedules) included in the Company SEC Documents (after giving effect to any amendments or supplements thereto filed prior to the date of this Agreement) fairly present in all material respects the financial position of Magticom, as at the respective dates thereof, and the results of Magticom’s operations and its cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of the unaudited statements, as permitted by the SEC).

          (e) There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries. Except for (x) intercompany loans among the Company’s wholly-owned Subsidiaries or the Company and its wholly-owned Subsidiaries or (y) as set forth in Section 2.5(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any outstanding indebtedness.

          Section 2.6 No Undisclosed Material Liabilities. Other than (i) liabilities or obligations set forth in Section 2.6 of the Company Disclosure Letter, (ii) liabilities or obligations reflected or reserved against in the Company Balance Sheet or Magticom Balance Sheet or specifically disclosed in the notes thereto, (iii) liabilities or obligations that were incurred in the ordinary course of business since the Balance Sheet Date, (iv) liabilities or obligations arising, or specifically permitted to be incurred, under this Agreement (including Section 4.1), (v) liabilities or obligations arising out of the Company’s retention of Kroll Zolfo Cooper and Evercore Group L.L.C. and (vi) such other liabilities or obligations as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due.

          Section 2.7 Compliance with Law; Permits.

          (a) Other than the Restatement and Related Matters, the Company and each of the Company’s Subsidiaries are in compliance with and are not in default under or in violation of any material requirement of any applicable Law, except where the failure to be so compliant and not in default or in violation would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Anything contained in this Section 2.7(a) to the contrary notwithstanding, no representation or warranty shall be deemed to be made in this Section 2.7(a) in respect of the matters referenced in Section 2.5, Section 2.8 and Section 2.9.

          (b) The Company and the Company’s Subsidiaries are in possession of all Company Permits. All of the Company Permits are valid and in full force and effect, unimpaired by any material condition, except those conditions that may be contained within the terms of such Company Permits and except where the failure to be valid and in full force and effect would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. As of the date of this Agreement, no action by or before any Governmental Entity that regulates telecommunications in each applicable jurisdiction is pending or, to the Knowledge of the Company, threatened in which the requested remedy is suspension or cancellation of any of the Company Permits. As of the date of this Agreement, no Governmental Entity is claiming or, to the Knowledge of the Company, is threatening to claim that the Company or any of its Subsidiaries is not in compliance in all material respects with the material terms and conditions of a Company Permit or that the Company or any of its Subsidiaries have failed to fulfill and/or perform all material obligations required under such Company Permits. As of the date of this Agreement, to the Knowledge of the Company no event or condition has occurred or exists which would result (with or without notice or lapse of time or both) in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any Company Permit, except for such event or condition which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          Section 2.8 Environmental Laws and Regulations. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, and have obtained and are in compliance with all Permits required under Environmental Laws, in each case since December 31, 2004; (b) no notice of violation, notification of liability or request for information has been received by the Company or any of its Subsidiaries since December 31, 2004 arising out of any Environmental Law; (c) there is no Order, claim, action or proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries pursuant to Environmental Laws; (d) the Company is not otherwise subject to any liabilities under Environmental Laws; and (e) to the Knowledge of the Company, all of the Company’s and its Subsidiaries’ facilities which may intentionally or unintentionally radiate radio frequency emissions, including their wireless base station transmitters, are and have been since December 31, 2004 in compliance with all applicable legal and regulatory requirements in effect in the relevant jurisdiction relating to permissible levels of radio frequency emissions and to human exposure to radio frequency radiation.

          Section 2.9 Employee Benefit Plans.

          (a) Section 2.9(a) of the Company Disclosure Letter lists (i) all “multiemployer plans” within the meaning of Section 4001(a)(3) of ERISA (each a “Multiemployer Plan”) to which the Company or any of its Subsidiaries contributes, (ii) all Company Benefit Plans that are employee welfare plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (iii) all Company Benefit Plans that are employee pension benefit plans within the meaning of Section 3(2) of ERISA and (iv) all other Company Benefit Plans, whether or not subject to ERISA.

          (b) The Company has heretofore made available to Parent true and complete copies of each Company Benefit Plan (or, with respect to unwritten plans, a written description thereof) and, as applicable, all plan documents, trust agreements, other funding arrangements and other material documents related to such Company Benefit Plan, including, but not limited to, (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto, (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, (iii) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan and (iv) all material communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor and any schedules thereto.

          (c) Each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including but not limited to ERISA and the Code, to the extent applicable thereto except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS, is entitled to rely upon a favorable opinion issued by the IRS or an application for a determination letter is currently pending with the IRS and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. No Company Benefit Plan (i) is subject to Title IV of ERISA or (ii) provides retiree medical or other welfare benefits, other than (A) coverage mandated by applicable Law or (B) benefits under any “employee pension plan,” and, to the Knowledge of the Company, no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          (d) Except as could not reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole, (i) all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due), (ii) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (iii) there are no pending, threatened or, to the Knowledge of the Company, anticipated claims (other than claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.

          (e) Neither the execution by the Company of this Agreement nor the consummation of the transactions contemplated hereby will, whether alone or in combination with any other event, (i) entitle any current or former employee, consultant, officer or director of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, increase the amount of compensation due to any such employee, consultant, officer or director, or result in any payment becoming due, or accelerate the time of payment or vesting of right of payment under, any Company Benefit Plan, (ii) result in any forgiveness of indebtedness, trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Benefit Plan, or (iii) result in any payment that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Person is entitled to receive any additional payment (including, without limitation, any tax gross-up or other payment) from the Company or any of its Subsidiaries or any other Person as a result of the imposition of the excise tax required by Section 4999(a) of the Code.

          Section 2.10 Absence of Certain Changes or Events. Except as otherwise expressly contemplated or required by this Agreement, from the Balance Sheet Date until the date hereof, (i) the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business, and (ii) there have not been any facts, circumstances, events, changes, effects or occurrences that have had or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          Section 2.11 Litigation. Except as would not be reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, as of the date hereof, (i) there are no litigations, arbitrations, claims, investigations, proceedings, actions or suits, whether at law or in equity, pending or, to the Knowledge of the Company, threatened in writing by any Person against or affecting the Company or any of its Subsidiaries, or any material portion of their respective properties or assets, and (ii) there are no orders, judgments or decrees of any Governmental Entity against the Company or any of its Subsidiaries or affecting any material portion of their respective properties or assets.

          Section 2.12 Tax Matters.

          (a) Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

          (i) the Company and each of its Subsidiaries have timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects;

(ii) the Company and each of its Subsidiaries have duly and timely paid all Taxes that are required to be paid by any of them (whether or not shown as due on any Tax Return);

          (iii) there are not pending, outstanding or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes, including Tax Attributes, of the Company or any of its Subsidiaries;

(iv) no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries which is currently unresolved;

          (v) there are no requests for rulings or determinations in respect of any material Taxes or material Tax Returns pending between the Company or any of its Subsidiaries on the one hand and any authority responsible for such Taxes or Tax Returns on the other;

          (vi) the Company and each of its Subsidiaries (A) has timely withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or any third party and (B) is in compliance with all applicable rules and regulations regarding the solicitation, collection and maintenance of any forms, certifications and other information required in connection therewith;

          (vii) neither the Company nor any of its Subsidiaries is a party to any contract, agreement or arrangement relating to the sharing, allocation or indemnification of Taxes or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which the Company is the common parent) under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or any similar state, local or foreign Laws, as a transferee or successor, or otherwise;

          (viii) neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code within the two-year period ending on the date hereof;

(ix) neither the Company nor any of its Subsidiaries is a party to any “gain recognition agreement,” within the meaning of Treasury Regulations Section 1.367(a)-8 or -8T, as applicable;

          (x) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period, or portion thereof, beginning after the Closing Date as a result of any agreement or requirement to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or non-United States Law by reason of a change in accounting methods initiated by the Company or any of its Subsidiaries prior to Closing, or has any knowledge that any taxing authority has proposed any such adjustment or change in accounting methods, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company or any of its Subsidiaries; and

(xi) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A).

          (b) Section 2.12(b) of the Company Disclosure Letter sets forth an organization diagram of the Company and its Subsidiaries showing the ownership of equity interests in each Subsidiary and the name, legal form of organization, state and country of organization and classification for U.S. federal income tax purposes of each Subsidiary.

          (c) To the Knowledge of the Company, there are no facts that were not disclosed to KPMG in the preparation of the KPMG Reports that, if disclosed in connection with the preparation thereof, would result in a material and adverse change in any conclusion set forth in any of the KPMG Reports. For purposes of this Section 2.12(c), “KPMG Reports” means, collectively, (i) the KPMG memorandum, dated March 19, 2007, regarding State Tax Due Diligence Report, (ii) the KPMG memorandum, dated May 7, 2007, regarding Tax Basis in Subsidiary Stock (estimated as of December 31, 2006), and (iii) the KPMG memorandum, dated May 9, 2007, regarding Section 382 Ownership Change Analysis.

          Section 2.13 Intellectual Property. Except as set would not be reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, copyrights, copyright applications, patents or patent applications and registrations necessary to be used in their respective businesses as currently conducted as of the date of this Agreement (collectively, the “Intellectual Property”). As of the date hereof, (i) there are no pending or, to the Knowledge of the Company, threatened claims by any Person alleging infringement by the Company or any of its Subsidiaries for their use of the

Intellectual Property of the Company or any of its Subsidiaries, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (ii) to the Knowledge of the Company, except as set would not be reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the conduct of the business of the Company and its Subsidiaries does not infringe in any material respect upon any intellectual property rights of any Person and (iii) to the Knowledge of the Company, no Person is infringing in any material respect upon any Intellectual Property of the Company or any of its Subsidiaries.

          Section 2.14 Real Property. The Company or a Subsidiary of the Company owns and has good and marketable title to all of its owned real property as of the date hereof and has valid leasehold interests in all of its leased or subleased properties as of the date hereof, subject in each case only to Liens (other than Permitted Liens) that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, there is not, under any of the leases under which the Company or any of its Subsidiaries leases any real property, any existing default, or any event, fact or circumstance that, with notice or lapse of time or both, would become a default, by the Company or any of its Subsidiaries or, to the Knowledge of the Company, the counterparties thereto.

          Section 2.15 Contracts.

          (a) Except as filed with the SEC, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any contract, agreement, instrument, loan, guarantee, note, bond, mortgage, indenture, lease, concession, franchise, right or license (whether written or oral) that (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to the Company, (ii) constitutes a contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $2,000,000, (iii) is a customer or supply agreement providing for the receipt or expenditure of more than $2,500,000 on an annual basis or (iv) contains any provision that, whether prior to or following the Acceptance Date, would materially restrict or alter the conduct of business of, or purport to materially restrict or alter the conduct of business of, whether or not binding on, Buyer or any affiliate of Buyer (other than the Company, any of its Subsidiaries or any director, officer or employee of any of the Company or any of its Subsidiaries) (all contracts of the type described in this Section 2.15(a) (the contracts set forth in clauses (i) through (iv) above, collectively, the “Company Material Contracts”).

          (b) Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract and, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, each Company Material Contract is a valid, binding and enforceable obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, in each case in accordance with its terms, other than any Company Material Contract which is by its terms no longer in force or effect and except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and is subject to general principles of equity.

          Section 2.16 Interested Party Transactions. Except for (x) employment contracts, agreements or arrangements described in or filed or incorporated by reference as an exhibit to a Company SEC Document filed prior to the date hereof or (y) the Company Benefit Plans, Section 2.16 of the Company Disclosure Letter sets forth a correct and complete list of the contracts, agreements or arrangements that are in existence as of the date of this Agreement, under which the Company has any existing or future liabilities between the Company or any of its Subsidiaries, on the one hand, and (i) any present officer or director of either the Company or any of its Subsidiaries or any Person that has served as such an officer or director within the last two years or any of such officer’s or director’s immediate family members, (ii) record or beneficial owner of more than 5% of the Shares as of the date hereof, or (iii) to the Knowledge of the Company, any affiliate of any such officer, director or owner (other than the Company or any of its Subsidiaries), on the other hand (each such contract, agreement or arrangement, an “Affiliate Transaction”), in each case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. The Company has made available to Parent correct and complete copies of each contract, agreement or arrangement or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.

          Section 2.17 Insurance. Section 2.17 of the Company Disclosure Letter sets forth a list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage and deductibles provided thereunder) maintained by the Company or any of its Subsidiaries. All premiums due and payable with respect to such insurance policies have been duly and timely paid. Neither the Company nor any of its Subsidiaries is in material breach or default of any of the insurance policies or has taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a material breach or default or permit termination or modification of any of the material insurance policies. Neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation or denial of coverage with respect to any such insurance policy.

          Section 2.18 Schedule 14D-9, Offer Documents; Other Information; Proxy Statement.

          (a) None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion in the Offer Documents will, at the times the Offer Documents are filed with the SEC or mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or necessary to correct any statement supplied by the Company and made in any communication with respect to the Offer, the Merger or other transactions contemplated hereby previously filed with the SEC or disseminated to the stockholders of the Company. The Schedule 14D-9 will not, at the time it is filed with the SEC or mailed to stockholders of the Company, and at all times prior to the purchase of Common Shares by Merger Sub pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Parent, Merger Sub or an affiliate of Parent or Merger Sub that is contained in the Schedule 14D-9. The Schedule 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

          (b) The proxy statement that may be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company (including the letter to stockholders, notice of meeting and form of proxy, the “Proxy Statement”) will not, at the time it is filed with the SEC, at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, and at the time of any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by Parent, Merger Sub or any of their affiliates specifically for inclusion or incorporation by reference therein.

          Section 2.19 Vote Required. The affirmative vote of the holders (including Merger Sub and its affiliates following Merger Sub’s acceptance of Common Shares for payment under the Offer) of a majority of the outstanding Common Shares (the “Company Stockholder Approval”), if necessary to approve the Merger and adopt and approve the Merger Agreement in circumstances where a Short-Form Merger is not possible, is the only vote of the holders of any class or series of equity securities of the Company necessary to approve the Merger.

          Section 2.20 Opinion of Financial Advisors. The Board of Directors has received from Evercore Group L.L.C., the Company’s financial advisor, a written opinion addressed to the Board of Directors for inclusion in the Schedule 14D-9 and the Proxy Statement, to the effect that, as of July 13, 2007, the consideration to be received by holders of the Common Shares in the Offer and the Merger is fair, from a financial point of view, to such holders of the Common Shares.

          Section 2.21 Finders or Brokers. Except for Evercore Group L.L.C., neither the Company nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who may be entitled to any fee or any commission in connection with or upon consummation of the Offer, the Merger or the other transactions contemplated thereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Except as disclosed in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

          Section 3.1 Organization, Qualification, etc. Each of Parent and Merger Sub is a corporation or other form of legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent and Merger Sub is qualified to do business and is in good standing as a foreign corporation in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected, individually or in the aggregate, to prevent or materially delay or materially impair the ability of Parent or Merger Sub to timely consummate the Merger, the Offer and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”). Parent has heretofore made available to the Company accurate and complete copies of the Certificate of Incorporation and Bylaws of Parent and Merger Sub, as currently in effect, and each such instrument is in full force and effect.

          Section 3.2 Capitalization and Operations of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued and outstanding, fully paid and non-assessable, and none of the outstanding securities of Merger Sub were issued in violation of any Federal or state securities Laws or any preemptive rights, purchase options, call rights, rights of first refusal or any similar rights. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect subsidiary of Parent and free and clear of all Liens. Merger Sub has outstanding no options, warrants, rights or any other agreements, arrangements or commitments pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub was formed solely for the purposes of engaging in the transactions contemplated by this Agreement and has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement.

          Section 3.3 Authorization; No Conflicts.

          (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by them of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part the board of directors of each of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub, and, except only, with respect to the Merger, for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (b) The execution and delivery by Parent and Merger Sub of this Agreement and the performance by Parent and Merger Sub of their obligations hereunder do not and will not require any Consents other than (i) with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (ii) Consents of the SEC or under state securities or “blue sky” laws and the securities laws of any foreign country, and such Consents as may be required in any jurisdiction where Parent or Merger Sub is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, and (iii) any other Consents that, if they were not obtained or made, would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

          (c) Assuming compliance with the matters referenced in Section 3.3(b), the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or Merger Sub, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or Merger Sub or any of their respective properties or assets or (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub; provided, however, than no representation or warranty is made in the foregoing clauses (ii) and (iii) with respect to matters that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

          Section 3.4 Litigation. As of the date hereof, (i) there are no litigations, arbitrations, claims, investigations, proceedings, actions or suits, whether at law or in equity, pending or, to the Knowledge of Parent, threatened in writing by any Person against or affecting Parent or Merger Sub or any material portion of their respective properties or assets, and (ii) there are no orders, judgments or decrees of any Governmental Entity against Parent or Merger Sub or affecting any material portion of their respective properties or assets.

Section 3.5 Offer Documents; Schedule 14D-9, Other Information. None of the information supplied or to be supplied by or on behalf of by Parent or Merger Sub specifically for inclusion in the Schedule 14D-9 or the Proxy Statement will, at the times the Schedule 14D-9 or the Proxy Statement are filed with the SEC or mailed to stockholders of the Company, or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or necessary to correct any statement supplied by Parent or Merger Sub and made in any communication with respect to the Offer, the Merger or other transactions contemplated hereby previously filed with the SEC or disseminated to the stockholders of the Company. The Schedule TO will not, at the time it is filed with the SEC or mailed to stockholders of the Company, and at all times prior to the purchase of Common Shares by Parent or Merger Sub pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company or an affiliate of the Company that is contained in the Schedule TO. The Schedule TO will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

          Section 3.6 Financing. Parent has available, and Parent will provide to Merger Sub at the time it becomes obligated to accept for payment and pay for any Shares pursuant to the Offer, and at the Effective Time, sufficient cash and cash equivalent resources available for Parent and Merger Sub to consummate the Offer, the Merger and all of the other transactions contemplated by this Agreement and to pay all related fees and expenses. Parent has delivered to the Company true and complete copies of the executed commitment letters, addressed to Parent, from the parties listed in Section 3.6 of the Parent Disclosure Letter (the “Equity Funding Parties”), to provide equity financing (the “Financing”) in the aggregate amounts set forth therein (the “Equity Funding Letters”). No Equity Funding Letter has been amended, supplemented or modified except as permitted in accordance with their respective terms, and the respective commitments contained in the Equity Funding Letters have not been withdrawn or rescinded in any respect. Each of the Equity Funding Letters in the form so delivered is in full force and effect and is a legal, valid and binding obligation of each of the Equity Funding Parties to Parent. No event has occurred which, with or without notice, lapse of time, or both, would constitute a default of Parent or any other party thereto under any of the Equity Funding Letters. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Equity Funding Letters. The aggregate proceeds contemplated by the Equity Funding Letters will be sufficient for Parent and Merger Sub to pay the aggregate consideration contemplated by the Offer and, if applicable, the Merger and to pay all related transaction fees and expenses upon the terms contemplated by this Agreement. Each of the Equity Funding Parties has access to sufficient cash to satisfy its obligations under its Equity Funding Letter.

          Section 3.7 Finders or Brokers. There is no investment banker, broker, finder, intermediary or other Person who may be entitled to any broker’s, finder’s or other similar fee or commission in connection with or upon consummation of the Offer, the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

          Section 3.8 Investigation.

          (a) Each of Parent and Merger Sub acknowledges and agrees that it has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities and prospects of the Company and its Subsidiaries, which investigation, review and analysis was conducted by such party and its representatives. Each of Parent and Merger Sub acknowledges that it and its representatives have been provided access to the personnel, properties, premises and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has not relied on any factual representations of the Company or its Subsidiaries, or their respective Representatives, except for the specific representations and warranties of the Company set forth in Article II.

          (b) Each of Parent and Merger Sub acknowledges and agrees that (i) none of the Company, any of its Subsidiaries or any of their respective Representatives makes or has made any representation or warranty, either express or implied, as to the Company or any of its Subsidiaries or as to the accuracy or completeness of any of the information regarding the Company or any of its Subsidiaries (including materials furnished or made available by the Company or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or projections, or in any other form provided or made available to Parent or Merger Sub or their representatives (except for the specific representations and warranties of the Company set forth in Article II), and (ii) none of the Company, its Subsidiaries or any of their respective Representatives shall have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to such Person, or such Person’s use of or reliance on, any such information or any information, documents or material made available to Parent, Merger Sub or any other Person in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement. Each of Parent and Merger Sub specifically disclaims any reliance on any financial or operating projections or other forward-looking statements with respect to the Company, its Subsidiaries and their respective businesses that may have been provided to Parent, Merger Sub or their representatives in the course of due diligence and negotiations.

ARTICLE IV
COVENANTS AND AGREEMENTS

          Section 4.1 Conduct of Business by the Company and Parent.

          (a) From and after the date hereof and prior to the earlier of (x) the date on which a majority of the Company’s directors are designees of Parent or Merger Sub and (y) the date, if any, on which this Agreement is earlier terminated pursuant to Section 6.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent, (iii) as expressly contemplated, required or permitted by this Agreement or (iv) as set forth in Section 4.1 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, (A) conduct its business in the ordinary course and (B) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and to retain the services of its key officers and key employees. For the avoidance of doubt, “conduct of business in the ordinary course” as referenced in clause (A) above shall include (x) the initiation of lines-of-business or launch of new services consistent with the basic strategy of each Subsidiary of the Company, (y) the introduction or withdrawal of service packages within present lines-of-business of any Subsidiary of the Company, when such action is consistent with prevailing market or competitive circumstances or in response to opportunities which might emerge, and (z) minor additions to the capital construction programs of any Subsidiary of the Company, not included within the annual business plan, but advantageous to furtherance of such Subsidiary’s basic business.

          (b) Without limiting the generality of Section 4.1(a), from the date hereof and ending on the earlier of (x) the date on which a majority of the Company’s directors are designees of Parent or Merger Sub and (y) the Termination Date, except as may be required by applicable Law, as set forth in Section 4.1 of the Company Disclosure Letter or as expressly contemplated, required or permitted by this Agreement, without the prior written consent of Parent, the Company shall not, and shall cause each of its Subsidiaries not to:

          (i) amend or waive any provision of the Certificate of Incorporation or Bylaws of the Company or any organizational documents of its Subsidiaries or, in the case of the Company, enter into any agreement with any of its stockholders in their capacity as such;

          (ii) make, declare or pay any dividend, or make any other distribution with respect to, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any Shares or any other securities of the Company or any of its Subsidiaries, or any securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for Shares or any other securities of the Company or any of its Subsidiaries, except in connection with (x) cashless exercises or similar transactions pursuant to the exercise of Company Stock Options or other awards issued and outstanding as of the date hereof under the Company Stock Plans or permitted hereunder to be granted after the date hereof, (y) paid by Subsidiaries of the Company in the ordinary course of business consistent with past practice or (z) Common Shares issued by the Company upon conversion of Preferred Shares in accordance with Section 8 of the Certificate of Designation;

          (iii) adjust, split, combine or reclassify the Shares or any other securities of the Company or any of its Subsidiaries, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for any Shares or any other securities of the Company or any of its Subsidiaries (other than Common Shares issued by the Company upon (x) conversion of Preferred Shares in accordance with Section 8 of the Certificate of Designation or (y) exercise of any Company Stock Options or Warrants;

          (iv) make any material change (or file any such change) in any method of Tax accounting or any Tax election (except, in each case, as in the ordinary course of business or as is consistent with past practice), settle or compromise any material Tax liability or enter into any agreement relating to Taxes, in each case for an amount materially in excess of the amount reserved therefor on the financial statements included in the Company SEC Documents;

          (v) except as required by existing compensation arrangements or Company Benefit Plans, as set forth in Section 4.1(b)(v) of the Company Disclosure Letter or as required by applicable Law, (A) increase the compensation or other benefits payable or provided to the Company’s directors or executive officers, except for increases to executive officers in the ordinary course of business consistent with past practice, (B) enter into any employment, change in control, severance or retention agreement with any employee of the Company or (C) establish, adopt, enter into or amend any collective bargaining agreements, or Company Benefit Plans, except to the extent required to comply with Section 409A of the Code;

          (vi) enter into or make any loans to any of its officers, directors, employees, agents or consultants (other than loans or advances in the ordinary course of business consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except as required by the terms of any Company Benefit Plan;

          (vii) materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, the Georgian tax code, SEC rule or policy or applicable Law or as may arise in response to findings of the Company’s independent auditors;

          (viii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any Shares or other equity interests in the Company or any of its Subsidiaries, or any securities convertible into or exchangeable for any Shares or other equity interests, or any rights, warrants or options to acquire or with respect to any Shares, other equity interests in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any Shares or other equity interests, or take any action to cause to be exercisable any otherwise unexercisable Company Stock Options (except as otherwise provided in this Agreement or by the express terms of any unexercisable Company Stock Options outstanding as of the date hereof), other than (A) issuances of Shares in respect of any exercise of Company Stock Options that are outstanding on the date hereof or may be granted after the date hereof as permitted under this Section 4.1(b), (B) the grant of equity compensation awards in the ordinary course of business under the Company Stock Plans, (C) the acquisition of Shares from a holder of a Company Stock Option or a holder of restricted Common Shares in satisfaction of withholding obligations or, in the case of a Company Stock Option, in payment of the exercise price and (D) issuance of Shares in respect of the conversion of Preferred Shares in accordance with Section 8 of the Certificate of Designation;

          (ix) sell, pledge, dispose of or encumber, or authorize the sale, pledge, disposition or encumbrance of, any securities or other equity interests, or any rights, warrants or options to acquire or with respect to any securities or other equity interests, or any securities convertible into or exchangeable for any equity interests, in any of Telecom Georgia, Telenet and Ayety TV;

          (x) incur, assume, guarantee (other than guarantees by the Company of indebtedness of its wholly-owned Subsidiaries or guarantees by the Company’s wholly-owned Subsidiaries of indebtedness of the Company or another wholly-owned Subsidiary of the Company, in each case, if such indebtedness is otherwise permitted hereunder), prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice, except for (A) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s Subsidiaries, (B) indebtedness for money borrowed from Persons who are not affiliates of the

Company or any of its Subsidiaries in a principal amount not, in the aggregate, in excess of $3,000,000 for the Company and all of its Subsidiaries taken as a whole, (C) indebtedness incurred to refinance any existing indebtedness in an amount not to exceed, and on terms no less favorable in the aggregate than, such existing indebtedness and (D) capital lease obligations set forth in the operating budget of Magticom in place as of the date hereof;

          (xi) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s Subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its material properties or assets, including the capital stock of any Subsidiaries, other than dispositions occurring in the ordinary course of business consistent with past practice;

          (xii) other than in the ordinary course of business consistent with past practice, enter into any Company Material Contract or modify, amend, terminate or waive in any material respect any rights under any existing Company Material Contract; provided, however, it is understood that the “ordinary course of business” shall include undertaking contracts in connection with new Subsidiary service offerings consistent with the basic Subsidiary business strategy and for which there has been no “past practice”;

(xiii) make any capital expenditures not contemplated by the operating budget of Magticom in place as of the date hereof or having an aggregate value in excess of $4,000,000;

          (xiv) make any investment or acquisition of another Person or business, whether by purchase of stock or securities, contributions to capital, property transfers, or entering into binding agreements with respect to any such investment or acquisition;

          (xv) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $250,000 in the aggregate (excluding amounts to be paid under existing insurance policies) or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than in the ordinary course consistent with past practice;

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

          (xvii) except as contemplated by Section 4.3 of this Agreement, agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.1(b).

          Section 4.2 Access to Information; Confidentiality.

          (a) Subject to compliance with applicable Laws, from and after the date hereof and until the earlier of (x) the date on which a majority of the Company’s directors are designees of Parent or Merger Sub and (y) the Termination Date, the Company shall and shall cause its

Subsidiaries to (i) afford Parent and its officers, employees, accountants, consultants, legal counsel, financial advisors and agents, lenders and other representatives (collectively, “Parent Representatives”) reasonable access during normal business hours to the properties, assets, books and records and employees of the Company and its Subsidiaries, (ii) furnish to Parent and Parent Representatives such financial and operating data and other information as they may reasonably request from time to time and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives (other than directors who are not employees) of the Company and its Subsidiaries to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries; provided, however, that the Company shall not be required to afford such access if it would (w) unreasonably disrupt the operations of the Company or any of its Subsidiaries, (x) cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, (y) subject to Section 4.2(c), reasonably be expected to jeopardize any attorney-client privilege relating thereto or (z) cause a risk of a loss of privilege or trade secret protection to the Company or any of its Subsidiaries.

          (b) Parent hereby agrees that all information provided to Parent or Parent Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to constitute “Information,” as such term is defined in the Confidentiality Agreement, dated as of April 10, 2007 (the “Confidentiality Agreement”), between the Company and Salford Georgia, an affiliate of Parent and Merger Sub, and shall be treated in accordance with the terms of the Confidentiality Agreement.

          (c) To the extent that any Information may include materials subject to the attorney-client privilege, the Company is not waiving and will not be deemed to have waived or diminished its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Information (including Information related to pending or threatened litigation) to Parent and Parent’s Representatives, regardless of whether the Company has asserted or is or may be entitled to assert such privileges and protections. The parties (i) share a common legal and commercial interest in all such Information that is subject to such privileges and protections; (ii) are or may become joint defendants in proceedings to which such Information covered by such protections and privileges relates; and (iii) intend that such privileges and protections remain intact should either party become subject to any actual or threatened proceeding to which such Information covered by such protections and privileges relates. In furtherance of the foregoing, Parent and Parent’s Representatives shall not claim or contend, in proceedings involving either party, that the Company waived its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material disclosed to Parent or Parent’s Representatives due to the Company disclosing Information (including Information related to pending or threatened litigation) to Parent or Parent’s Representatives in accordance with this Section 4.2.

          Section 4.3 No Solicitation.

          (a) Subject to the provisions of this Section 4.3 set forth below, from and after the date hereof and until the earlier of (x) the date on which a majority of the Company’s directors are designees of Parent or Merger Sub and (y) the Termination Date, the Company agrees that neither the Company nor any of its Subsidiaries shall, and that each of them shall direct their respective officers, directors and representatives, including any investment bankers, attorneys or accountants retained by any of them (each, a “Representative”) not to, directly or indirectly, (i) solicit, initiate, knowingly encourage (including by providing non public information) or knowingly facilitate any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, any Alternative Proposal, (ii) engage or participate in any negotiations regarding, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions with any Person relating to, any actual or proposed Alternative Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to propose publicly to approve, endorse or recommend any Alternative Proposal, (iii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Alternative Proposal, (iv) approve, endorse or recommend, or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement, arrangement or understanding with any Person relating to any Alternative Proposal.

          (b) The Company shall, shall cause each of its Subsidiaries to, and shall direct each of its Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person (other than the parties hereto) that has made or indicated an intention to make an Alternative Proposal on or prior to the date hereof.

          (c) Notwithstanding anything to the contrary in Section 4.3(a) or (b), the Company may, in response to an unsolicited written bona fide Alternative Proposal that did not result from or arise in connection with a breach of this Section 4.3 (a “Qualifying Alternative Proposal”) and that the Board of Directors determines, in good faith, after consultation with its outside counsel and financial advisors, may reasonably be expected to lead to a Superior Proposal, (i) furnish non-public information with respect to the Company and its Subsidiaries to the Person making such Qualifying Alternative Proposal and its representatives pursuant to a customary confidentiality agreement no less restrictive in any material respect of and not more favorable in any material respect to the other party than the confidentiality terms and conditions of the Confidentiality Agreement (for the avoidance of doubt, such confidentiality agreement need not include any “standstill” or prohibitions on the ability of such third party to communicate with the Company’s minority partners in an effort to facilitate the consummation of the Qualifying Alternative Proposal), and (ii) participate in discussions or negotiations with such Person and its representatives regarding such Qualifying Alternative Proposal; provided, however, that the Company shall promptly provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Qualifying Alternative Proposal or its representatives that was not previously provided or made available to Parent.

          (d) The Board of Directors shall not withdraw, qualify or modify the Recommendation in a manner adverse to Parent or Merger Sub, or publicly propose to do so, or approve or recommend or publicly propose to approve or recommend, any Alternative Proposal; provided, however, that, notwithstanding the foregoing or any other provision of this Agreement, the Board of Directors may (subject to the Company’s compliance with this Section 4.3) withdraw, qualify or modify its Recommendation in a manner adverse to Parent or Merger Sub (a “Change of Recommendation”) if, prior to the Acceptance Date, in response to a Qualifying Alternative Proposal, the Board of Directors determines in good faith, after consultation with outside counsel and financial advisors, that (x) such Qualifying Alternative Proposal constitutes a Superior Proposal and (y) failure to so withdraw, qualify or modify its Recommendation would be inconsistent with the Board of Directors’ exercise of its fiduciary duties; and provided, further, that no such Change of Recommendation may be effected unless, (i) prior to effecting such Change of Recommendation, the Company provides written notice to Parent, at least three (3) Business Days in advance of the proposed effective date of such Change of Recommendation (the “Notice Period”), of its intention to effect such Change of Recommendation, which notice shall specify all material terms and conditions of the Qualifying Alternative Proposal giving rise to such Change of Recommendation (including the identity of the Person making such Qualifying Alternative Proposal and copies of any documents or correspondence evidencing such Qualifying Alternative Proposal), and any material modifications to any of the foregoing, (ii) during the Notice Period, if Parent shall so request, the Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Qualifying Alternative Proposal ceases to constitute (in the good faith judgment of the Board of Directors) a Superior Proposal, and (iii) such Qualifying Alternative Proposal continues to constitute (in the good faith judgment of the Board of Directors) a Superior Proposal after taking into account any such amendments that Parent shall have agreed to make prior to the end of the Notice Period. Notwithstanding anything to the contrary herein, the Board of Directors may withdraw, modify or amend the Recommendation at any time prior to the Acceptance Date if, in each case, it determines, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the stockholders of the Company under applicable Laws; provided, however, that the Board of Directors may not take any such action in response to or in connection with an Alternative Proposal except pursuant to the first sentence of this Section 4.3(d).

          (e) The Company promptly (and in any event within 24 hours) shall advise Parent orally and in writing of (i) any Alternative Proposal or indication or inquiry with respect to, or that would reasonably be expected to lead to, any Alternative Proposal and (ii) any request for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Alternative Proposal, including in each case a description of the material terms of any such Alternative Proposal or indication, inquiry or request. The Company shall keep Parent reasonably informed on a reasonably current basis of any material change to the terms of any such Alternative Proposal, indication, inquiry or request.

          (f) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9, Item 1012(a) of Regulation M-A and Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder. In addition, it is understood and agreed that, for purposes of this Agreement (including Article VI), (i) a factually accurate public statement by the Company that describes the Company’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto, shall not be deemed a withdrawal or modification, or proposal by the Board of Directors of the Company to withdraw or modify the Recommendation, or an approval or recommendation with respect to such Alternative Proposal so long as such public statement includes a statement that the Board of Directors continues to support the Recommendation, and (ii) any “stop, look and listen” communication by the Board of Directors pursuant to Rule 14d-9(f) under the Exchange Act, or any similar communication to the shareholders of the Company or otherwise, shall not constitute a Change of Recommendation or a withdrawal or modification, or proposal by the Board of Directors to withdraw or modify the Recommendation, or an approval or recommendation with respect to any Alternative Proposal.

          (g) As used in this Agreement, “Alternative Proposal” shall mean (i) any proposal, inquiry, indication of interest or offer from any Person or group of Persons (other than Parent or any of its Subsidiaries) for a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than in respect of any interest not owned by the Company or any of its Subsidiaries), (ii) any proposal for the issuance by the Company of over 20% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Offer, the Merger or any other transactions contemplated by this Agreement and other than in respect of any interest not owned by the Company or any of its Subsidiaries. Notwithstanding anything to the contrary herein, for the avoidance of doubt it is understood and agreed that any action on the part of the Company’s minority partners in International Telcell Cellular, a Delaware corporation, including in respect to the transfer, sale or other disposition of their ownership interests in such Company Subsidiary, shall not be deemed to be a breach of any of the terms and conditions of this Section 4.3.

          (h) As used in this Agreement, “Superior Proposal” shall mean any Alternative Proposal (i) on terms that the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable to the holders of Shares than the Offer and the Merger, taking into account all of the respective terms and conditions of such Alternative Proposal, and (ii) that the Board of Directors believes is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that for purposes of this definition of “Superior Proposal”, the references to “20%” in the definition of Alternative Proposal shall be replaced by “50%”.

          Section 4.4 Filings; Other Actions.

          (a) If the Short Form Merger is not available in accordance with Section 1.12 of this Agreement and the Company Stockholder Approval is required under the DGCL, as promptly as reasonably practicable following the consummation or expiration of the Offer and the Company becoming current with respect to the filing of all outstanding periodic reports required to be filed with the SEC or having received a waiver from the SEC with respect thereto, the Company shall prepare and file with the SEC the Proxy Statement, which shall, subject to Section 4.3, include the Recommendation, and shall use its commercially reasonable efforts to respond to any comments by the SEC staff in respect of the Proxy Statement. Parent and Merger Sub shall, and Parent shall cause Merger Sub to, provide to the Company such information as the Company may reasonably request for inclusion in the Proxy Statement. The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall as promptly as practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. The Company shall cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto). The Company shall provide Parent with copies of all filings made and correspondence with the SEC with respect to the Proxy Statement. If, at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.

          (b) Subject to the other provisions of this Agreement and the Company’s ability to timely file periodic reports with the SEC, the Company shall (i) take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders, as promptly as reasonably practicable following the mailing of the Proxy Statement, for the purpose of obtaining the Company Stockholder Approval (such meeting or any adjournment or postponement thereof, the “Company Meeting”), and (ii) subject to a Change of Recommendation in accordance with Section 4.3(d), use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby.

          Section 4.5 Employee Matters.

          (a) From and after the Acceptance Date, the Company and, after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Company and the Surviving Corporation, as applicable, to, honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Acceptance Date; provided, however, that nothing in this Agreement shall prohibit the amendment or termination of any such Company Benefit Plans or compensation arrangements or agreements in accordance with their terms and applicable Law at any time or from time to time thereafter.

          (b) As of the Acceptance Date, Parent, the Company and, after the Effective Time, the Surviving Corporation, and each of their respective Subsidiaries shall have all applicable obligations, liabilities and commitments in respect of providing notices and making available health care continuation coverage required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for all present and former Employees (and their qualifying spouses or dependents) who are eligible for such coverage at any time prior to or following the Acceptance Date.

          Section 4.6 Commercially Reasonable Efforts.

          (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall, and shall cause each of its Subsidiaries to, use all commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, as promptly as reasonably practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all necessary Consents, (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, (iii) consulting and cooperating with, providing assistance to and furnishing information requested by the other party in the preparation and filing with the SEC of the Schedule TO, the Offer Documents, the Schedule 14D-9 and the Proxy Statement, as applicable, and all necessary amendments and supplements thereto, and (iv) executing and delivering any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement.

          (b) Subject to applicable legal limitations and the instructions of any Governmental Entity, the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including to the extent permitted by Law promptly furnishing the other with copies of notices or other communications sent or received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, to or from any third party or any Governmental Entity with respect to such transactions. The Company and Parent shall permit the other party to review in advance any proposed written communication to any supervisory or Governmental Entity. Each of the Company and Parent agrees not to initiate any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting or discussion.

          (c) In furtherance and not in limitation of the covenants of the parties contained in this Section 4.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer, the Merger or any other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 4.6 shall limit a party’s right to terminate this Agreement pursuant to Section 6.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 4.6.

          (d) In furtherance and not in limitation of the covenants of the parties contained in this Section 4.6, and notwithstanding any provision to the contrary in this Agreement, in the event that, prior to the commencement of the Offer, the Common Shares or the Preferred Shares, as the case may be, are deregistered under the Exchange Act, whether in connection with the Restatement and Related Matters or otherwise, each of the parties hereto shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under all applicable Laws to consummate the transactions contemplated by this Agreement.

          Section 4.7 Takeover Statutes. If any Takeover Statute shall become applicable to the Offer, the Merger or any other transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby, and shall otherwise act to eliminate or minimize the effects of such Takeover Statute on the transactions contemplated hereby.

          Section 4.8 Public Announcements. So long as this Agreement is in effect, none of the parties to this Agreement shall issue or cause the publication of any press release or any other announcement or communication with respect to this Agreement, the Offer or the Merger or any other transactions contemplated hereby without the prior written consent of the other parties, except in any case where such release, announcement or communication is required by applicable Law, any requirement of any Governmental Entity, court process or by obligations pursuant to any listing agreement with any national securities exchange, in which case such party shall use its commercially reasonable efforts to consult with the other parties prior to making any such disclosure.

          Section 4.9 Indemnification and Insurance.

          (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, cause the Certificate of Incorporation and Bylaws or similar organizational documents of the Surviving Corporation and the Company’s Subsidiaries to contain provisions no less favorable with respect to indemnification than are set forth in the Certificate of Incorporation and Bylaws, respectively, or similar organizational documents of the Company and its Subsidiaries as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any of its Subsidiaries. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects, to the fullest extent permitted under applicable Law, the obligations of the Company pursuant to any indemnification, exculpation and advancement of expenses provisions in favor of each present or former director or officer of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) contained in the Certificate of Incorporation or Bylaws of the Company or similar organizational documents of its Subsidiaries, or in any agreement between an Indemnified Party and the Company in effect as of the date of this Agreement, with respect to any costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission, in his or her capacity as a director or officer of the Company or any of its Subsidiaries, occurring at or before the Effective Time. In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified

Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received (provided the applicable Indemnified Party provides an undertaking, to the extent required by applicable Law, the Certificate of Incorporation or Bylaws of the Company or similar organizational documents of its Subsidiaries, or by the applicable agreement between an Indemnified Party and the Company, to repay all advanced expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification), and (ii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without the Surviving Corporation’s prior written consent; and provided, further, that the Surviving Corporation shall not be obligated pursuant to this Section 4.9(a) to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single action, except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action. In the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

          (b) At or prior to the Acceptance Date, the Company shall purchase, at the Company’s expense, an extended “tail” reporting period for the Company’s directors’ and officers’ liability insurance in effect as of the date hereof (the “Current D&O Policy”), which extended “tail” reporting period shall (i) be for an effective period of six (6) years after the Acceptance Date, (ii) be for the benefit of those Persons who are covered by the Current D&O Policy, (iii) be purchased at a premium not in excess of the amount set forth in Section 4.9(b) of the Company Disclosure Letter, and (iv) shall contain terms with respect to coverage and amount no less favorable than those contained in the Current D&O Policy. Notwithstanding the foregoing, if such extended “tail” reporting period cannot be obtained, or can only be obtained by the payment of a premium in excess of the amount set forth in Section 4.9(b) of the Company Disclosure Letter, then the Company shall only be required to purchase such extended period, if any, as may be available for such length of time as can be obtained by the payment of a premium not in excess of such amount. If such “tail” policy has been obtained by the Company prior to the Acceptance Date, Parent and the Company (and after the Effective Time, the Surviving Corporation) shall maintain such “tail” policy in full force and effect for its full term and shall continue to honor the Company’s obligations thereunder.

          (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 4.9.

          (d) The provisions of this Section 4.9 are intended to be (i) for the benefit of, and shall grant third party rights to and be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, by contract or otherwise. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 4.9 that is denied by Parent or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification, then Parent or the Surviving Corporation shall pay such Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against Parent or the Surviving Corporation.

          Section 4.10 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Acceptance Date. Prior to the Acceptance Date, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

          Section 4.11 Stockholder Litigation. The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, at Parent’s own expense, in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated hereby, and the Company shall not settle any such litigation, other than pursuant to a settlement reimbursable from insurance or calling solely for a cash payment in an aggregate amount of $2,000,000 or less (after giving effect to any reimbursement from insurance), without the prior written consent of Parent.

          Section 4.12 Notification of Certain Matters. The Company shall give reasonably prompt notice to Parent, and Parent shall give reasonably prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Offer, the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Offer, the Merger or the other transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the Tender Offer Conditions or any of the conditions set forth in Article V not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 4.12 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

          Section 4.13 Metromedia Name, Trademark and Logo.

          (a) Subject to the rights of Metromedia Company specified therein, Parent and Merger Sub acknowledge and agree that the License Agreement, dated as of November 1, 1995, by and between Metromedia Company, a Delaware general partnership (“Metromedia Company”), and the Company, as amended (the “License Agreement”), shall automatically terminate on the first anniversary of the Acceptance Date and shall cease to be in force and effect as of such date. Parent and Merger Sub, on behalf of themselves and each of their respective affiliates, acknowledge and agree that (i) they have no (and shall not at any time claim any) right, title or interest in or to, or license or right to use, any of the Metromedia Master Marks or any Marks, names or Domain Names incorporating the Metromedia Master Marks other than as set forth in the License Agreement; (ii) they shall not at any time contest the validity of Metromedia Company’s (or any of its affiliates’) title to, or any of Metromedia Company’s (or any of its affiliates’) rights in or to, any of the Metromedia Master Marks; (iii) they shall not at any time register or apply to register any Metromedia Master Marks or any Marks, names or Domain Names incorporating the Metromedia Master Marks anywhere in the world; and (iv) notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted to grant Parent, Merger Sub or any of their respective affiliates (other than the Company and its Subsidiaries following the Acceptance Date) any right, title or interest in or to, or any license or right to use, the Metromedia Master Marks or any Marks, names or Domain Names incorporating the Metromedia Master Marks other than as set forth in the License Agreement.

          (b) At or as soon as possible following the first anniversary of the Acceptance Date, but in no event later than five (5) Business Days following the first anniversary of the Acceptance Date, Parent and Merger Sub shall, and shall cause each of their respective affiliates to, cease all uses whatsoever of the Metromedia Master Marks, without benefit of any additional sell off or transitional period, and shall not, and shall cause each of their respective affiliates not to, at any time thereafter, use any Metromedia Master Mark in connection with the business or operation of the Company or the Surviving Corporation or otherwise use any Metromedia Master Mark as a trade name, trademark, service mark, Domain Name or otherwise, without the express written consent of Metromedia Company. Without limiting the generality of the foregoing, at or as soon as possible following the first anniversary of the Acceptance Date, but in no event later than five (5) Business Days following the first anniversary of the Acceptance Date, Parent and Merger Sub shall, and shall cause each of their respective affiliates to, cease use of all advertising, promotional materials, letterhead, business cards, vehicles, websites, signage, buildings, broadcasting, packaging, labeling, invoices, documents, and any other materials whatsoever used in connection with the business or operation of the Company or the Surviving Corporation or any of its affiliates and bearing any Metromedia Master Mark or shall cause the Metromedia Master Marks to be removed from all such materials prior to their use. In order to assist Parent in preparation for its obligations under this Section 4.13, the Company shall use commercially reasonable efforts to take all actions prior to the first anniversary of the Acceptance Date reasonably requested by Parent.

          Section 4.14 FIRPTA Certificate. Prior to the Expiration Date, the Company shall furnish to Parent an affidavit, executed under penalties of perjury, stating that the Company is not and has not been a “United States real property holding corporation,” within the meaning of Section 897(c)(2) of the Code, at any time in the five-year period ending on the Expiration Date, dated as of the Expiration Date and in form and substance satisfactory to Parent.

          Section 4.15 Section 16 Matters. The Company and, after the Acceptance Date and prior to the Effective Time, Parent shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of Common Shares (and derivative securities with respect to Common Shares) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

          Section 4.16 Back-End Merger. Subject to the terms and conditions set forth in this Agreement, Parent shall, and shall cause Merger Sub to, use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as promptly as reasonable, the Merger.

          Section 4.17 Preferred Stock.

          (a) Parent and the Merger Sub hereby agree to cause the Company to comply with all of the provisions of the Certificate of Designation (including Section 5 thereof) from and after the Acceptance Date.

          (b) Following consummation of the Merger, in the event any holder of Common Shares or Preferred Shares, as the case may be, demands and perfects such holder’s right to dissent from the Merger and seek an appraisal of such holder’s Shares, then for so long as there is any pending appraisal proceeding before a court of competent jurisdiction pursuant to Section 262 of the DGCL, the Surviving Corporation shall not, and Parent shall cause the Surviving Corporation not to, directly or indirectly, sell, lease, pledge or exchange any property, pay any dividend or make any loan or distribution to its shareholders or any affiliate of its shareholders, unless in any such case the aggregate value of the assets of the Company following such transaction is equal to or exceeds the sum of (x) 200% of the product of the number of Common Shares in respect of which there is a pending appraisal proceeding at the time of such transaction multiplied by the Merger Consideration and (y) the number of Preferred Shares in respect of which there is a pending appraisal proceeding at the time of such transaction multiplied by the Liquidation Preference (as defined in the Certificate of Designation) of the Preferred Shares, provided that this provision shall not prohibit any sale, lease, pledge or exchange of property to any third party that is not an affiliate of the Company, Parent or its shareholders (or any affiliate of Parent’s shareholders) for fair market value; provided, further, that in the event of a sale, lease, pledge or exchange referenced in the preceding proviso, the Surviving Corporation shall not, and Parent shall cause the Surviving Corporation not to, directly or indirectly, pay any dividend or make any loan or distribution to its shareholders or any affiliate of its shareholders unless the aggregate value of the assets of the Company following such dividend, loan or distribution is equal to or exceeds the amounts referenced in clauses (x) and (y) above. The parties hereto acknowledge and agree that the protections provided in the preceding sentence are designed to provide credit protection and security for any potential claim a dissenting holder might have against the Company or the Surviving Corporation as a result of the final resolution of such pending appraisal proceeding(s). Any holder of Preferred Shares that has validly exercised (and not withdrawn) appraisal rights shall have the right to enforce this Section 4.17(b) against Parent, Merger Sub and their respective successors and assigns. The parties acknowledge and agree that the foregoing protections are not intended, and shall not be construed, to affect or have any relevance to the determination of the “fair value” of any Shares in any appraisal proceeding, or to indicate or imply that such “fair value” may exceed the Merger Consideration, in the case of an appraisal proceeding with respect to any Common Shares, or may be determined based upon, or be equal to, the Liquidation Preference, in the case of an appraisal proceeding with respect to any Preferred Shares.

          Section 4.18 Financial Information. In the event that, following consummation of the transactions contemplated by this Agreement, the Company’s securities are deregistered pursuant to Section 12 of the Exchange Act and any of the Company’s securities are held by holders other than Parent, Merger Sub or their respective affiliates, and notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall use reasonable commercial efforts to timely prepare and make available to its stockholders (which may be done by posting such materials on the Company’s website), without cost to such stockholders, quarterly and annual financial statements prepared in accordance with generally accepted accounting principles in the United States, the United Kingdom or adopted by the International Accounting Standards Board, as determined by the Company. This provision is intended to be for the benefit of, and may be enforced by, the holders of Preferred Shares.

ARTICLE V
CONDITIONS TO THE MERGER

          Section 5.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated herein (other than the Offer, which is only subject to the conditions set forth on Annex I hereto) shall be subject to the fulfillment (or waiver by Parent and the Company), at or prior to the Effective Time, of the following conditions:

          (a) Acceptance of Shares. Merger Sub shall have accepted for purchase the Common Shares tendered pursuant to the Offer in accordance with the terms hereof and thereof; provided, however, that the condition set forth in this Section 5.1(a) shall be deemed satisfied if Merger Sub shall have failed, in breach of this Agreement, to accept for purchase any Shares tendered pursuant to the Offer.

          (b) Expiration of Subsequent Offering Period. Any subsequent offering period made available by Merger Sub pursuant to Section 1.1(d) shall have expired.

          (c) Stockholder Approval. Unless a Short-Form Merger can be consummated pursuant to Section 1.12, the Company Stockholder Approval shall have been obtained.

          (d) No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued or entered any restraining order, preliminary or permanent injunction or similar legal restraint or prohibition which remains in effect that enjoins or otherwise prohibits consummation of the Merger.

ARTICLE VI
TERMINATION

          Section 6.1 Termination or Abandonment. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated, and the Offer or the Merger may be abandoned, at any time prior to the Acceptance Date, as follows:

          (a) Mutual Consent. By the mutual written consent of the Company and Parent;

          (b) End Date. By either the Company or Parent, if Merger Sub shall not have accepted for payment and paid for Common Shares pursuant to the Offer on or before December 31, 2007 (the “End Date”);

          (c) Injunction. By either the Company or Parent, if any Governmental Entity shall have issued or entered an order, injunction or similar legal restraint permanently enjoining or otherwise permanently prohibiting the consummation of the Offer or the Merger, and such order, injunction or legal restraint shall have become final and non-appealable;

          (d) Breach by Parent or Merger Sub. By the Company, if (x) Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would (A) reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (B) result in a failure of any Tender Offer Condition or any condition set forth in Section 5.1 to be capable of being satisfied, or the Offer to be consummated, by the End Date and (ii) is not curable or, if curable, is not cured by Parent or Merger Sub within thirty (30) days after written notice thereof is given by the Company to Parent or (y) all of the Tender Offer Conditions (excluding conditions that, by their terms, cannot be satisfied until the Expiration Date, but which would be reasonably capable of being satisfied at the expiration of the Offer) are satisfied or waived and Parent and Merger Sub fail to accept for payment or pay for any tendered Common Shares in accordance with their obligations under this Agreement, including Section 1.1(e);

          (e) Breach by Company. By Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of the Tender Offer Condition set forth in paragraph (c) or (d) of Annex I or any condition set forth in Section 5.1 to be capable of being satisfied, or the Offer to be consummated, by the End Date, and (ii) such breach or failure is not curable or, if curable, is not cured by the Company within thirty (30) days after written notice thereof is given by Parent to the Company;

          (f) Superior Proposal. By the Company, if the Board of Directors shall have approved, endorsed or recommended any Superior Proposal in accordance with the first sentence of Section 4.3(d); provided, however, that any such purported termination pursuant to this Section 6.1(f) shall be void and of no force and effect unless, prior to or concurrently with, and in either case as a condition to, the effectiveness of such termination, the Company pays the Termination Fee and the Termination Expenses in accordance with Section 6.3;

          (g) Change of Recommendation. By Parent, if the Board of Directors shall have (i) effected, or publicly proposed to effect, a Change of Recommendation in accordance with Section 4.3 or (ii) approved, endorsed or recommended, or publicly proposed to approve, endorse or recommend, any Alternative Proposal; and

          (h) No Tender Offer Extension. By either the Company or Parent, if the Tender Offer Conditions have not been satisfied or waived at any scheduled Expiration Date and the Offer is not extended pursuant to Section 1.1(d) of this Agreement; provided, that for the avoidance of doubt it is understood and agreed that (after giving effect to any tolling thereof pursuant to the second to last sentence of Section 1.1(d)) Parent may not terminate this Agreement pursuant to this Section 6.1(h) if it is in breach of clause (i) of the third sentence of Section 1.1(d).

          Section 6.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become null and void, and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or affiliates, except that the Confidentiality Agreement and the provisions of Section 6.3 and Article VII will survive the termination hereof; provided, however, that nothing herein shall relieve any party from liability for willful breach of this Agreement, in which case the aggrieved party shall, subject to the limitations on liability set forth elsewhere herein, be entitled to all rights and remedies available at law or in equity.

          Section 6.3 Termination Fee.

          (a) The Company agrees that, if this Agreement shall be terminated:

          (i) by Parent or the Company pursuant to Section 6.1(b) or Section 6.1(h) and (A) at any time prior to such termination a bona fide Eligible Alternative Proposal has been publicly announced or has otherwise been made or submitted to the Company’s stockholders and, in each case, has not been withdrawn, (B) concurrently with such termination or within twelve (12) months after the date of such termination, the Company or any of its Subsidiaries (x) consummates any Eligible Alternative Proposal or (y) enters into a definitive agreement with respect to any Eligible Alternative Proposal and such Eligible Alternative Proposal is subsequently consummated, and (C) such termination was not due to a material breach by Parent or Merger Sub of their respective obligations hereunder, then the Company shall pay Parent (1) an amount equal to $5,500,000 million (the “Termination Fee”) and (2) an amount, not to exceed $2,000,000, equal to the Expenses of Parent, Merger Sub and their respective affiliates (the “Termination Expenses”);

          (ii) by Parent pursuant to Section 6.1(b) (due to a material breach by the Company) or Section 6.1(e), then (A) the Company shall pay Parent the Termination Expenses and (B) if, concurrently with such termination or within twelve (12) months after the Termination Date the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Eligible Alternative Proposal, then the Company shall also pay Parent the Termination Fee;

          (iii) by the Company pursuant to Section 6.1(f), then the Company shall pay Parent the Termination Fee (which shall be payable prior to or concurrently with, and as a condition to the effectiveness of, such termination) and the Termination Expenses; or

(iv) by Parent pursuant to Section 6.1(g), then the Company shall pay Parent the Termination Fee and the Termination Expenses.

          (b) The Termination Fee shall be paid to Parent or its designee by the Company in immediately available funds (i) prior to or concurrently with, and as a condition to the effectiveness of a termination of, this Agreement by the Company pursuant to Section 6.1(f) and (ii) otherwise, within two (2) Business Days after the date of the event giving rise to the obligation to make such payment. The Termination Expenses shall be paid to Parent or its designee by the Company in immediately available funds within two (2) Business Days after receipt by the Company of reasonable documentation with respect to such Termination Expenses.

          (c) Parent and Merger Sub agree that, if this Agreement shall be terminated pursuant to Section 6.1(b) (due to a material breach by Parent or Merger Sub) or Section 6.1(d), then Parent shall pay to the Company a fee of $10,000,000 (the “Parent Termination Fee”) in cash, payable in immediately available funds upon termination of this Agreement, and in such case, neither Parent nor Merger Sub shall have any further liability with respect to this Agreement or the transactions contemplated hereby; it being understood that in no event shall Parent or Merger Sub be required to pay the Parent Termination Fee on more than one occasion. On or prior to the date hereof, Parent shall deliver to the Company one or more letters of credit, in form reasonably satisfactory to the Company, from one or more financial institutions selected by Parent and reasonably acceptable to the Company, which letters of credit shall have an aggregate face amount sufficient to satisfy and secure Parent’s and Merger Sub’s obligation to pay the Parent Termination Fee under this Section 6.3(c). In the event the conditions to the termination of such letters of credit set forth therein are satisfied, the Company shall promptly execute and deliver to each of the financial institutions that issued such letters of credit a written certificate or statement, in the form attached to such letters of credit or otherwise required by such financial institutions, certifying on behalf of the Company that the conditions to the termination of such letters of credit have been satisfied and that such letters of credit should as a result be terminated.

ARTICLE VII
MISCELLANEOUS

          Section 7.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and only the covenants or agreements that by their terms survive the Effective Time and this Article VII shall survive the Effective Time.

          Section 7.2 Expenses. Except as set forth in Section 6.3, whether or not the Merger is consummated, all Expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such Expenses.

          Section 7.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

          Section 7.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

          Section 7.5 Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 7.5, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. The parties hereby consent to and grant any of the aforesaid courts jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.7, or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

          Section 7.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY

CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.6.

          Section 7.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next Business Day when sent by overnight courier or on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party or pursuant to such other instructions as shall be specified by like notice):

To Parent or Merger Sub:

c/o Salford Georgia
c/o Salford
7th Floor, Norfolk House
31 St. James’ Square
London SW1Y 4JJ
United Kingdom
Facsimile:	+44 20 7004 7910
Attention:	Irakli Rukhadze and Peter Nagle

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Facsimile:	212-909-6836
Attention:	Gregory V. Gooding, Esq.

To the Company:

Metromedia International Group, Inc.
8000 Tower Point Drive
Charlotte, North Carolina 28227
Facsimile:	704-845-1835
Attention:	General Counsel

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Facsimile:	212-757-3990
Attention:	James M. Dubin, Esq.
Jeffrey D. Marell, Esq.

          Section 7.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent; provided, however, that no such assignment shall relieve Merger Sub of its obligations hereunder. Any purported assignment in violation of this Section 7.8 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Parent shall cause Merger Sub, and any assignee thereof, to perform its obligations under this Agreement.

          Section 7.9 Severability. Any term or provision of this Agreement which is declared by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. The parties hereto further agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

          Section 7.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the annexes, exhibits and schedules hereto) and the documents and instruments and other agreements between the parties hereto as contemplated by or referred to herein and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party, except for and to the extent of (i) the rights of Indemnified Parties specifically set forth in Section 4.9, (ii) the rights of holders of Preferred Shares that have validly exercised (and not withdrawn) appraisal rights specifically set forth in Section 4.17(b) and (iii) the rights of holders of Preferred Shares specifically set forth in Section 4.18. In addition, the provisions of Section 4.13 are intended to be for the benefit of, and shall be enforceable by, Metromedia Company and shall be binding on Parent and Merger Sub and their respective successors and assigns. In the event Parent or Merger Sub or one of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors or assigns of Parent or Merger Sub, as the case may be, honor the obligations set forth in Sections 4.9, 4.13, 4.17(b) and 4.18.

          Section 7.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholder Approval, if applicable, if any such amendment or waiver shall by applicable Law require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

          Section 7.12 Headings; Exhibits; Disclosure Letters. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Company Disclosure Letter and the Parent Disclosure Letter, and all exhibits or attachments thereto and hereto, are intended to be and hereby are specifically made a part of this Agreement. Any matter set forth in any section or subsection of the Company Disclosure Letter shall be deemed to be a disclosure for all other sections or subsections of the Company Disclosure Letter (notwithstanding the absence of a specific cross-reference) to the extent that the applicability of such matter to such other section or subsection is reasonably apparent, but shall expressly not be deemed to constitute an admission by the Company or any of its Subsidiaries, or otherwise imply, that any such matter rises to the level of a Company Material Adverse Effect, constitutes a Company Material Contract, or is otherwise material for any purposes of this Agreement or the Company Disclosure Letter.

          Section 7.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References to a Person also refer to its predecessors and permitted successors and assigns.

          Section 7.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, without the need to post bond or other security, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

          Section 7.15 No Recourse. Except in respect of the letter of credit referenced under Section 6.3(c), this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, and no past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

          Section 7.16 Definitions. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. For purposes of this Agreement, the following terms will have the following meanings when used herein:

          “2004 10-K” means the Annual Report of the Company on Form 10-K for the year ended December 31, 2004.

          “2005 10-K” means the Annual Report of the Company on Form 10-K for the year ended December 31, 2005.

          “2006 10-K” means the Annual Report of the Company on Form 10-K for the year ended December 31, 2006.

          “Acceptance Date” has the meaning set forth in Section 1.1(e).

          “affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, “control” (including, with its correlative meanings, the terms

“controlling”, “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. For all purposes of this Agreement, Salford Capital Partners, Salford Georgia and Sun Capital Partners Ltd. and their respective affiliates shall all be deemed to be affiliates of Parent.

          “Affiliate Transaction” has the meaning set forth in Section 2.16.

          “Agreement” has the meaning set forth in the Preamble.

          “Alternative Proposal” has the meaning set forth in Section 4.3(g).

          “Balance Sheet Date” means December 31, 2004.

          “Board of Directors” has the meaning set forth in the Recitals.

          “Book-Entry Shares” has the meaning set forth in Section 1.14(b).

          “Business Day” has the meaning set forth in Rule 14d-1 under the Exchange Act.

          “Canceled Shares” has the meaning set forth in Section 1.13(b).

          “Certificate of Designation” means the Certificate of Designation of 7.25% Cumulative Convertible Preferred Stock of Metromedia International Group, Inc., dated as of September 16, 1997, as it may be amended from time to time.

          “Certificate of Merger” has the meaning set forth in Section 1.7.

          “Certificates” has the meaning set forth in Section 1.14(b).

          “Change of Recommendation” has the meaning set forth in Section 4.3(d).

          “Closing” has the meaning set forth in Section 1.6.

          “Closing Date” has the meaning set forth in Section 1.6.

          “Code” means the Internal Revenue Code of 1986.

          “Common Per Share Amount” has the meaning set forth in the Recitals.

          “Common Shares” has the meaning set forth in the Recitals.

          “Company” has the meaning set forth in the Preamble.

          “Company Balance Sheet” means the consolidated balance sheet of the Company contained in the 2004 10-K.

          “Company Benefit Plans” means all material employee or director compensation or benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), any bonus, compensation, incentive, pension, profit sharing, savings, retirement, deferred compensation, vacation, stock purchase, stock option, severance, employment, key employee retention, change of control or fringe benefit plan, program, agreement or arrangement (other than any Multiemployer Plan and any other plan, program or arrangement maintained by an entity other than the Company or any of its Subsidiaries pursuant to any collective bargaining agreements), and any other employee benefit plan, whether or not an employee benefit plan within the meaning of Section 3(3) of ERISA, in each case, that are sponsored, maintained, administered or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries other than all plans, programs, policies, agreements or other arrangements maintained outside of the United States primarily for the benefit of employees, consultants or directors working outside of the United States.

          “Company Disclosure Letter” has the meaning set forth in Article II.

          “Company Material Adverse Effect” any fact, circumstance, event, change, effect, condition or occurrence (any such item, an “Effect”) that, either individually or in the aggregate with all other Effects, is materially adverse to the business, properties, assets, liabilities, results of operation or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that no Effect resulting from, arising out of or relating to any of the following shall constitute, or be taken into account in determining whether there is or has been, a Company Material Adverse Effect: (i) any Effect resulting from a change in interest rates or general economic conditions in the industries or markets in which the Company or any of its Subsidiaries operates, unless such changes have a materially disproportionate affect on the business and operations of the Company or any of its Subsidiaries, (ii) any Effect resulting from an adverse change in the stock price of the Company in and of itself, (iii) any Effect resulting from a change in or interpretations of GAAP or applicable Law, (iv) any Effect resulting from a natural disaster or act of God, (v) any Effect resulting from compliance with the terms and conditions of this Agreement or from the announcement or pendency of the transactions contemplated hereby; (vi) any Effect resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States, the country of Georgia, or any country constituting a part of the Commonwealth of Independent States; (vii) any Effect arising from any pending or threatened claim, action or proceeding arising out of or relating to the existence of this Agreement or the transactions contemplated hereby; (viii) any Effect resulting from the failure of the Company to file its periodic reports with the United States Securities and Exchange Commission for the fiscal quarter ended March 31, 2005 and any subsequent period; (ix) any Effect resulting from the inability of the Company or any of its Subsidiaries to receive an opinion relating to their financial statements from their respective independent outside accountants for the fiscal period ended December 31, 2005 and any prior or subsequent period; or (x) any Effect resulting from any disclosure in the Company Disclosure Letter; and provided, further, that notwithstanding anything herein to the contrary, any action or proceeding initiated by any Governmental Entity to cancel, revoke, terminate or suspend, or to materially change in a manner adverse to the Company or any of its Subsidiaries the terms of, any of the 900 MHz, 1800 MHz or 2.1 GHz Magticom Licenses shall constitute, in and of itself, a Company Material Adverse Effect.

          “Company Material Contracts” has the meaning set forth in Section 2.15(a).

          “Company Meeting” has the meaning set forth in Section 4.4(b).

          “Company Permits” means any and all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, registrations, approvals and orders of any Governmental Entity (including Georgian Governmental Entities that regulate the telecommunications industry) (“Permits”) that are required or necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets as presently owned, leased and operated or to carry on their businesses as they are now being conducted.

          “Company SEC Documents” has the meaning set forth in Section 2.5(a).

          “Company Stock Options” has the meaning set forth in Section 1.15(b).

          “Company Stock Plans” means, collectively, (i) the 1996 Incentive Stock Option Plan of the Company, as amended, and (ii) the 2007 Stock Incentive Plan of the Company.

          “Company Stockholder Approval” has the meaning set forth in Section 2.19.

          “Confidentiality Agreement” has the meaning set forth in Section 4.2(b).

          “Consents” means any and all consents, approvals, authorizations, permits or expirations or terminations of any waiting periods of, actions by, registrations, declarations or filings with or notifications to any Governmental Entities or any other Persons.

          “Current D&O Policy” has the meaning set forth in Section 4.9(b).

          “DGCL” means the General Corporation Law of the State of Delaware.

          “Dissenting Shares” has the meaning set forth in Section 1.13(d).

          “Domain Name” means a combined alphanumeric second-level domain and alphanumeric top-level domain separated by a period, used to identify and locate a computer site on the Internet, and applications and reservations therefor.

          “Effective Time” has the meaning set forth in Section 1.7.

          “Eligible Alternative Proposal” means (i) any proposal, inquiry, indication of interest or offer from any Person or group of Persons (other than Parent or any of its Subsidiaries) for a merger, consolidation, business combination, sale, transfer or similar transaction involving at least 50% of the Company’s assets (or any Subsidiary or Subsidiaries of the Company whose business constitutes 50% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, not including any interest not owned by the Company or any of its Subsidiaries) or (ii) any proposal or offer to acquire in any manner, directly or indirectly, over 50% of the equity securities or consolidated total assets of the Company and its Subsidiaries (or any Subsidiary or Subsidiaries of the Company whose business constitutes 50% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, not including any interest not owned by the Company or any of its Subsidiaries), in each case other than the Offer, the Merger or any other transactions contemplated by this Agreement and other than in respect of any interest not owned by the Company or any of its Subsidiaries.

          “Employees” means any employee of the Company or any of its Subsidiaries.

          “End Date” has the meaning set forth in Section 6.1(b).

          “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

          “Equity Funding Letters” has the meaning set forth in Section 3.6.

          “Equity Funding Parties” has the meaning set forth in Section 3.6.

          “ERISA” has the meaning set forth in Section 2.9(a).

          “ERISA Affiliate” has the meaning set forth in Section 2.9(c).

          “Exchange Act” means the Securities Exchange Act of 1934.

          “Exchange Fund” has the meaning set forth in Section 1.14(a).

          “Expenses” means all actual and reasonable documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or any of its affiliates or on its or any of their behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement and the transactions contemplated hereby, the preparation, printing, filing or mailing of the Schedule TO, the Offer Documents, the Schedule 14D-9 or the Proxy Statement, if any, the solicitation of stockholder approvals, all “due diligence” activities of Parent and its affiliates relating to the Company and its Subsidiaries, and all other matters related to the consummation of the Offer, the Merger and the other transactions contemplated hereby.

          “Expiration Date” has the meaning set forth in Section 1.1(d).

          “Financing” has the meaning set forth in Section 3.6.

          “GAAP” means United States generally accepted accounting principles.

          “Governmental Entity” means any United States or foreign government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization.

          “Hazardous Substance” means any substance (i) listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law or (ii) to which exposure is regulated by any Governmental Entity or any Environmental Law, including, without, limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

          “Indemnified Parties” has the meaning set forth in Section 4.9(a).

          “Independent Directors” has the meaning set forth in Section 1.3.

          “Intellectual Property” has the meaning set forth in Section 2.13.

          “Interest Rate” means, with respect to any period, the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate.

          “Knowledge” means with respect to any matter in question, that any of the (i) executive officers of Parent has actual knowledge (after due inquiry and such inquiry having been conducted by such individuals given their office and responsibilities and the information that such individuals knew at the time) of such matter with respect to Parent and (ii) Chief Executive Officer, Chief Financial Officer or General Counsel of the Company has actual knowledge (after due inquiry and such inquiry having been conducted by such individuals given their office and responsibilities and the information that such individuals knew at the time) of such matter with respect to the Company or any of its Subsidiaries.

          “KPMG Reports” has the meaning set forth in Section 2.12(c).

          “Law” or “Laws” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or requirement of any Governmental Entity.

          “License Agreement” has the meaning set forth in Section 4.13(a).

          “Lien” means any liens, claims, preemptive rights, mortgages, options, encumbrances, pledges, security interests, equities or charges of any kind.

          “Lowered Minimum Condition” has the meaning set forth in Section 1.1(b).

          “Magticom” means Magticom Limited, a limited liability company organized under the Laws of the country of Georgia.

          “Magticom Balance Sheet” means the balance sheet of Magticom contained in the 2004 10-K.

          “Magticom Licenses” means, collectively, (i) the Group Special Mobile (GSM) license, (ii) the 3rd Generation (3G) license, (iii) the Code Division Multiple Access (CDMA) license and (iv) any other Company Permits held by Magticom that are necessary for Magticom to provide mobile telecommunication services in the country of Georgia as they are now being provided.

          “Marks” means trademarks, service marks, trade names, brand names, assumed names, trade dress, designs, logos, corporate names and other indicia of origin, whether registered or unregistered, and all registrations and applications therefor and the goodwill associated exclusively therewith.

          “Merger” has the meaning set forth in the Recitals.

          “Merger Consideration” has the meaning set forth in Section 1.13(a).

          “Merger Sub” has the meaning set forth in the Preamble.

          “Metromedia Company” has the meaning set forth in Section 4.13(a).

          “Metromedia Master Marks” means (i) the Metromedia logo set forth in Section 4.13 of the Company Disclosure Letter, (ii) the trade name, trademark and corporate name “Metromedia”, (iii) any Domain Names or other Marks owned by Metromedia Company and (iv) any variations or derivations of, or any Mark or name resembling or similar to, any of the foregoing.

          “Minimum Condition” means the Original Minimum Condition or the Lowered Minimum Condition, as applicable.

          “Multiemployer Plan” has the meaning set forth in Section 2.9(a).

          “Notice Period” has the meaning set forth in Section 4.3(d).

          “Offer” has the meaning set forth in the Recitals.

          “Offer Documents” has the meaning set forth in Section 1.1(c).

          “Option Consideration” has the meaning set forth in Section 1.15(b).

          “Original Minimum Condition” has the meaning set forth in Section 1.1(b).

          “Parent” has the meaning set forth in the Preamble.

          “Parent Disclosure Letter” has the meaning set forth in Article III.

          “Parent Material Adverse Effect” has the meaning set forth in Section 3.1.

          “Parent Representatives” has the meaning set forth in Section 4.2(a).

          “Parent Termination Fee” has the meaning set forth in Section 6.3(c).

          “Paying Agent” has the meaning set forth in Section 1.14(a).

          “Permitted Lien” means a Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due or being contested in good faith and, in each case, for which adequate accruals or reserves have been established in accordance with GAAP, (ii) which is a carriers’, landlords’, workmen’s, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising or incurred in the ordinary course of business, (iii) which is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity, (iv) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto (or securing liabilities reflected on such balance sheet) or (v) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company.

          “Person” means an individual, a corporation (including any non-profit corporation), a partnership (including a general partnership, limited partnership or limited liability partnership), a company (including any limited liability company or joint stock company), an association, a firm, a joint venture, an estate, a trust or any other enterprise, entity, group (as such term is used in Section 13 of the Exchange Act), association or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person.

          “Preferred Shares” has the meaning set forth in the Recitals.

          “Proxy Statement” has the meaning set forth in Section 2.20(b).

          “Qualifying Alternative Proposal” has the meaning set forth in Section 4.3(c).

          “Recommendation” has the meaning set forth in Section 2.4(a).

          “Restatement and Related Matters” means (i) the restatement of the Company’s historical financial statements described in the 2004 10-K and other Company SEC Documents, (ii) the delay in filing the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q with respect to periods ending on and after December 31, 2004 and (iii) that certain possible administrative enforcement action under Section 12(j) of the Exchange Act threatened by the SEC against the Company in connection with the foregoing matters.

          “Representatives” has the meaning set forth in Section 4.3(a).

          “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

          “Schedule 14D-9” has the meaning set forth in Section 1.2(b).

          “Schedule TO” has the meaning set forth in Section 1.1(c).

          “SEC” means the U.S. Securities and Exchange Commission.

          “Securities Act” means the Securities Act of 1933.

          “Shares” has the meaning set forth in the Recitals.

          “Short-Form Merger” has the meaning set forth in Section 1.12.

          “Significant Subsidiary” has the meaning set forth in Section 2.3.

          “Subsidiaries” means, with respect to any Person, any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such Person, or (ii) such Person or any Subsidiary of such Person is a general partner (excluding partnerships in which such Person or any Subsidiary of such Person does not have a majority of the voting interests in such partnership); provided, however, that none of Telecom Georgia, Telenet and Ayety TV shall be deemed to be a Subsidiary of the Company for purposes of this Agreement.

          “Superior Proposal” has the meaning set forth in Section 4.3(h).

          “Surviving Corporation” has the meaning set forth in Section 1.5.

          “Surviving Corporation Preferred Share” has the meaning set forth in Section 1.15(a).

          “Takeover Laws” means, collectively, any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws of any jurisdiction.

          “Tax Attributes” means the amount and expiration dates of net operating loss carryovers (for both regular tax and alternative minimum tax purposes) and capital loss carryovers, in each case for United States federal income tax purposes.

          “Tax Return” means any return, report or similar filing (including any schedules, supplements or additional or supporting material thereto) required to be filed with respect to any Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

          “Taxes” means any and all domestic or foreign, federal, state, provincial, local or other taxes, charges, fees, imposts, duties, levies or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added.

          “Tender Offer Conditions” has the meaning set forth in Section 1.1(a).

          “Termination Date” has the meaning set forth in Section 4.1(a).

          “Termination Fee” has the meaning set forth in Section 6.3(a).

          “Top-Up Option” has the meaning set forth in Section 1.4(a).

          “Top-Up Option Exercise Date” has the meaning set forth in Section 1.4(a).

          “Top-Up Option Shares” has the meaning set forth in Section 1.4(a).

          “Warrants” has the meaning set forth in Section 2.2(a).

[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CAUCUSCOM VENTURES L.P.

By:	Caucus Carry Management L.P., its General Partner

By:	Caucus Telecom Management Ltd., its General Partner

By:	/s/ Peter Nagle

Name: Peter Nagle
Title: Director

CAUCUSCOM MERGERCO CORP.

By:	/s/ Peter Nagle

Name: Peter Nagle
Title: Director

METROMEDIA INTERNATIONAL GROUP, INC.

By:	/s/ Mark S. Hauf

Name: Mark S. Hauf
Title: Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex I
Tender Offer Conditions

          Notwithstanding any other provision of the Offer or this Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Parent’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules and regulations) may, to the extent expressly permitted by this Agreement, delay the acceptance for payment of any tendered Common Shares if (i) the number of Common Shares validly tendered and not withdrawn prior to the expiration of the Offer, as it may be extended in accordance with Section 1.1, is less than the sum of (x) 63,300,000 Common Shares plus (y) the total number of Common Shares, if any, issued or issuable (solely in the case of Common Shares issuable, such Common Shares issuable but not yet issued in response to any notice, duly and validly given (and not subsequently withdrawn) by a holder to the Company on or prior to the Expiration Date, of election to exercise a Company Stock Option or Warrant or to convert Preferred Shares) after the date of this Agreement and prior to the Expiration Date (such number, the “Minimum Condition”) or (ii) if any of the following events or conditions shall occur and be continuing as of any scheduled expiration date of the Offer:

          (a) a Governmental Entity of competent jurisdiction shall have enacted issued or entered any restraining order, preliminary or permanent injunction or similar order or legal restraint or prohibition which remains in effect that enjoins or otherwise prohibits consummation of the Offer, the Top-Up Option or the Merger;

(b) this Agreement shall have been terminated by the Company, Merger Sub or Parent in accordance with its terms;

          (c) (i) any of the representations and warranties of the Company set forth in Section 2.2(a) and (b) and 2.19 shall not be true and correct in all respects (except, in the case of Sections 2.2(a) and (b), for such inaccuracies as are de minimis in the aggregate), in each case at and as of the date of this Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such date), or (ii) any of the other representations and warranties of the Company set forth herein shall not be true and correct, in each case at and as of the date of this Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect;

          (d) the Company shall not have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Expiration Date and such failure to perform shall not have been cured prior to the Expiration Date; or

(e) Since the execution of this Agreement, there shall have occurred a Company Material Adverse Effect.

          Subject to the terms of this Agreement, the foregoing conditions are for the sole benefit of Merger Sub and may be asserted by Merger Sub regardless of the circumstances giving rise to any such conditions (other than any such circumstances caused by or substantially contributed to by any breach by Parent or Merger Sub of any of their representations, warranties, covenants agreements or obligations under this Agreement) and may be waived by Merger Sub in whole or in part at any time and from time to time, in each case except for the Minimum Condition, in the exercise of the reasonable good faith judgment of Merger Sub and subject to the terms of this Agreement, including, without limitation, Section 1.1(b). The failure by Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time, in each case prior to the acceptance for payment of, and payment for, tendered Common Shares.

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